Exhibit 96.3

Alta Mesa Uranium Project

Brooks County, Texas, USA

S-K 1300

Technical Report Summary

Effective Date: December 31, 2024

Report Date: February 19, 2025

Prepared for enCore Energy Corporation by:

Table of Contents

1.0 EXECUTIVE SUMMARY	3

1.1 Property Description and Ownership	3

1.2 Geology and Mineralization	3

1.3 Exploration Status	4

1.4 Development and Operations	4

1.5 Mineral Resource Estimates	5

1.6 Summary Capital and Operating Cost Estimates	5

1.7 Permitting Requirements	6

1.8 Conclusions and Recommendations	6

2.0 INTRODUCTION	8

2.1 Registrant	8

2.2 Terms of Reference and Purpose	8

2.3 Information and Data Sources	8

2.4 QP Site Inspection	8

3.0 PROPERTY DESCRIPTION	9

3.1 Description and Location	9

3.2 Mineral Titles	9

3.3 Mineral Rights	9

3.3.1 Amended and Restated Uranium Solution Mining Lease	9

3.3.2 Amended and Restated Uranium Testing Permit and Lease Option Agreement	10

3.4 Surface Rights	11

3.5 Encumbrances	11

3.5.1 Legacy Issues	11

3.5.2 Permitting and Licensing	12

3.6 Other Significant Factors and Risks	12

4.0 ACCESSIBILITY, CLIMATE, LOCAL RESOURCES, INFRASTRUCTURE AND PHYSIOGRAPHY	16

4.1 Topography, Elevation and Vegetation	16

4.2 Access	17

4.3 Climate	17

4.4 Infrastructure	18

5.0 HISTORY	19

5.1 Ownership	19

5.2 Previous Operations and Work	19

6.0 GEOLOGICAL SETTING, MINERALIZATION AND DEPOSIT	21

6.1 Regional Geology	21

6.1.1 Surface Geology	21

6.1.2 Subsurface Geology	21

6.2 Local and Property Geology	22

6.2.1 Surface Geology	22

6.2.2 Subsurface Geology	22

6.3 Stratigraphy	23

6.3.1 Goliad Formation	23

6.3.2 Oakville Formation	24

6.3.3 Catahoula Formation	24

6.3.4 Jackson Group	24

6.4 Significant Mineralized Zones	31

6.4.1 Mineralization	31

6.5 Relevant Geologic Controls	31

6.6 Deposit Type	32

7.0 EXPLORATION	33

7.1 Drilling	33

7.2 Drilling Type and Procedures	33

7.3 Past Exploration	33

7.4 Accuracy and Reliability	36

8.0 SAMPLE PREPARATION, ANALYSIS AND SECURITY	37

8.1 Sample Methods	37

8.1.1 Downhole Geophysical Data	37

8.1.1.1 PFN Calibration	37

8.1.1.2 Disequilibrium	38

8.1.2 Drill Cuttings	39

8.1.3 Core Samples	39

8.2 Laboratory Analysis	39

8.3 Opinion on Adequacy	40

9.0 DATA VERIFICATION	41

9.1 Data Confirmation	41

9.2 Limitations	41

9.3 Data Adequacy	41

10.0 MINERAL PROCESSING AND METALLURGICAL TESTING	42

11.0 MINERAL RESOURCE ESTIMATES	43

11.1 Key Assumptions, Parameters and Methods	43

11.1.1 Key Assumptions	43

11.1.2 Key Parameters	43

11.1.3 Key Methods	44

11.2 Resource Classification	44

11.2.1 Measured Mineral Resources	44

11.2.2 Indicated Mineral Resources	44

11.2.3 Inferred Mineral Resources	45

11.3 Mineral Resource Estimates	45

11.4 Material Affects to Mineral Resources	45

12.0 MINERAL RESERVE ESTIMATES	46

13.0 MINING METHODS	47

13.1 Mine Designs and Plans	47

13.1.1 Patterns, Wellfields and Mine Units	47

13.1.2 Monitoring Wells	48

13.1.3 Wellfield Surface Piping System and Header Houses	48

13.1.4 Wellfield Production	48

13.1.5 Production Rates and Expected Mine Life	48

13.2 Mine Development	49

13.3 Mining Fleet and Machinery	50

14.0 PROCESS AND RECOVERY METHODS	52

14.1 Processing Facilities	52

14.2 Process Flow	52

14.2.1 Ion Exchange	52

14.2.2 Production Bleed	52

14.2.3 Elution Circuit	53

14.2.4 Precipitation Circuit	56

14.2.5 Product Filtering, Drying and Packaging	56

14.3 Water Balance	56

14.4 Liquid Waste Disposal	56

14.5 Solid Waste Disposal	57

14.6 Energy, Water and Process Material Requirements	57

14.6.1 Energy Requirements	57

14.6.2 Water Requirements	57

15.0 INFRASTRUCTURE	58

15.1 Utilities	58

15.1.1 Electrical Power	58

15.1.2 Domestic and Utility Water Wells	58

15.1.3 Sanitary Sewer	58

15.2 Transportation	58

15.2.1 Roads	58

15.3 Buildings	58

15.3.1 Central Processing Plant	58

15.3.2 Office	59

15.3.3 Maintenance Shop and Warehouse	59

15.3.4 Diesel and Gasoline Storage	59

15.3.5 Laboratory	59

15.3.6 Geophysical Logging Facility	59

16.0 MARKET STUDIES	61

16.1 Uranium Market	61

16.2 Uranium Price Projection	61

16.3 Contracts	61

17.0 ENVIRONMENTAL STUDIES, PERMITTING, AND PLANS, NEGOTIATIONS, OR AGREEMENTS WITH LOCAL INDIVIDUALS OR GROUPS	62

17. 1 Environmental Studies	62

17.1.1 Potential Wellfield Impacts	62

17.1.2 Potential Soil Impacts	63

17.1.3 Potential Impacts from Shipping Resin, Yellowcake and 11.e.(2) Materials	64

17.1.3.1 Ion Exchange Resin Shipment	64

17.1.3.2 Yellowcake Shipment	65

17.1.3.3 11. e.(2) Shipment	65

17.2 Socioeconomic Studies and Issues	65

17.3 Permitting Requirements and Status	66

17.4 Community Affairs	67

17.5 Project Closure	67

17.5.1 Byproduct Disposal	68

17.5.2 Well Abandonment and Groundwater Restoration	68

17.5.3 Demolition and Removal of Infrastructure	69

17.5.4 Reclamation	69

17.6 Financial Assurance	69

17.7 Adequacy of Mitigation Plans	69

18.0 CAPITAL AND OPERATING COSTS	70

18.1 Capital Cost Estimates	70

18.2 Operating Cost Estimates	72

18.3 Cost Accuracy	72

19.0 ECONOMIC ANALYSIS	75

19.1 Economic analysis	75

19.2 Taxes, Royalties and Other Interests	78

19.2.1 Federal Income Tax	78

19.2.2 State Income Tax	78

19.2.3 Production Taxes	78

19.2.4 Royalties	78

19.3 Sensitivity Analysis	79

19.3.1 NPV v. Uranium Price	79

19.3.2 NPV v. Variable Capital and Operating Cost	79

20.0 ADJACENT PROPERTIES	81

21.0 OTHER RELEVANT DATA AND INFORMATION	82

21.1 Other Relevant Items	82

22.0 INTERPRETATION AND CONCLUSIONS	83

22.1 Risk Assessment	83

22.2 Mineral Resources and Mineral Reserves	83

22.3 Uranium Recovery and Processing	83

22.4 Permitting and Licensing Delays	84

22.5 Social and/or Political	84

23.0 RECOMMENDATIONS	85

24.0 REFERENCES	86

25.0 RELIANCE ON INFORMATION PROVIDED BY THE REGISTRANT	89

26.0 DATE, SIGNATURE AND CERTIFICATION	90

Tables

Table 1.1: Mineral Resources Summary	5

Table 1.2: Drilling Costs	7

Table 3.1: Amended Uranium Solution Mining Lease Royalties	10

Table 3.2: Amended and Restated Uranium Testing Permit and Lease Option Agreement Royalties	11

Table 3.3: Decommissioning Cost Summary	12

Table 7.1: Alta Mesa Project Drill Holes	33

Table 10.1: Alta Mesa Historic Production	42

Table 11.1: Summary of Mineral Resource Estimates	45

Table 17.1: Permitting Status	67

Table 18.1: Major Capital Components	70

Table 18.2: Capital Cost Forecast by Year	71

Table 18.3: Operating Cost Components	73

Table 18.4: Operating Cost Forecast by Year	74

Table 19.1: Economic Analysis Forecast by Year with Exclusion of Federal Income Tax	76

Table 19.2: Economic Analysis Forecast by Year with Inclusion of Federal Income Tax	77

Table 19.3: Alta Mesa 2024 Property Tax Information	78

Table 23.1: Drilling Costs	85

Table 25.1: Reliance on Other Experts	89

Figures

Figure 3.1: Project Location Map	13

Figure 3.2: Alta Mesa Mineral Ownership	14

Figure 3.3: Surface Use Agreements	15

Figure 4.1: Topography of the South Texas Uranium Province	17

Figure 6.1: Geologic Map	26

Figure 6.2: Generalized Cross Section	27

Figure 6.3: Stratigraphic Column	28

Figure 6.4: Detailed Cross Section	29

Figure 6.5: Type Log	30

Figure 6.6: Idealized Cross Section of a Sandstone Hosted Uranium Roll-Front Deposit	32

Figure 7.1: Drill Hole Locations	35

Figure 8.1: PFN Tool Calibration	38

Figure 8.2: Disequilibrium Graph Natural Gamma vs PFN Grade	39

Figure 13.1: Production Forecast Model	49

Figure 13.2: Alta Mesa Mine	51

Figure 14.1: CPP Process Flow Diagram	54

Figure 14.2: CPP General Arrangement	55

Figure 15.1: Project Infrastructure	60

Figure 19.1: NPV v. Uranium Price	79

Figure 19.2: NPV v. Variable Capital and Operating Cost	80

Units of Measure and Abbreviations

Avg	Average

°	Degrees

ft	Feet

°F	Fahrenheit

g/L	Grams per liter

GT	Mineralization Grade times (x) Mineralization Thickness

gpm	Gallons per minute

kWh	Kilo Watt Hour

Lbs	Pounds

M	Million

Ma	One Million Years

mg/l	Milligrams per liter

Mi	Mile

ml	Milliliter

MBTUH	Million British Thermal Units per Hour

U3O8	Chemical formula used to express natural form of uranium

eU3O8	Radiometric equivalent U3O8 measured by a calibrated total gamma downhole probe

pCi/L	Picocuries per liter of air

pH	Potential of hydrogen

ppm	Parts per Million

%	Percent

+/-	Plus, or Minus

USD	United States Dollar

Definitions and Abbreviations

Alta Mesa	Alta Mesa Uranium Project, Brooks County, Texas

BRS	BRS Engineering

CIM	Canadian Institute of Mining

Cogema	Compagnie Générale des Matières Nucléaires

CO	County

CPP	Central Processing Plant

D&D	Decontamination and Decommissioning

DDW	Deep Disposal Well

DEF	Disequilibrium Factor

ELI	Energy Laboratories Incorporated

enCore	enCore Energy Corporation

Energy Fuels	Energy Fuels Resources Incorporated

Energy Metals	Energy Metals Corporation

EPA	Environmental Protection Agency

FC	Flood Control

FM	Farm to Market

GEIS	Generic Environmental Impact Statement

Goliad	Goliad Formation

FSEIS	Final Supplemental Environmental Impact Statement

ISD	Independent School District

ISR	In Situ Recovery

IX	Ion Exchange

LLC	Limited Liability Company

LOM	Life of Mine

MBTUH	Million British Thermal Units per Hour

MCL	Maximum Contaminant Level

MSL	Mean Sea Level

Mesteña	Mesteña Uranium Limited Liability Company

NI 43-101	National Instrument 43-101 – Standards of Disclosure for Mineral Projects

NI 43-101F1	Form 43-101 Technical Report Table of Contents

NPV	Net Present Value

NRC	Nuclear Regulatory Commission

PAA	Production Area Authorization

PFN	Prompt Fission Neutron

Project	Alta Mesa ISR Project

PV	Pore volume

QP	Qualified Person

RIX	Remote Ion Exchange

RO	Reverse Osmosis

SOP	Standard Operating Procedure

S-K 1300	United States Securities and Exchange Commission disclosure requirements for mineral resources or mineral reserves, S-K 1300 Technical Report Summary

TCEQ	Texas Commission on Environmental Quality

TDH	Texas Department of Health

Total Minerals	Total Minerals Incorporated

TSX	Toronto Stock Exchange

U	Uranium

URI	Uranium Resources Incorporated

US	United States

USDW	Underground Source of Drinking Water

USGS	United States Geological Survey

11.e.(2)	Tailings or wastes produced by the extraction or concentration of uranium from processed ore

1.0	EXECUTIVE SUMMARY

1.1 Property Description and Ownership

The Project is an advanced-stage ISR uranium mining project located in south Texas. The Project lies within the southern part of the South Texas Uranium Province. Uranium deposits in the South Texas Uranium Province extend from Starr County at the international border with Mexico northeastward through Zapata, Jim Hogg, Brooks, Webb, Duval, Kleberg, McMullen, Live Oak, Bee, Atascosa, Karnes, Wilson, Goliad, and Gonzales counties.

The Project is located entirely within private land holdings of the Jones Ranch. The Jones Ranch is an approximately 380,000-acre ranch that was founded in 1897, and enCore controls over 200,000 of the 380,000 acres with mineral leases and options for uranium exploration and development.

Mineral leases and options include provisions for reasonable use of the land surface. Surface use agreements have also been entered into with all surface owners and provide, amongst other things, for stipulated damages to be for certain activities related to the exploration and production of uranium. Royalty agreements are established with mineral and surface owners, and surface owners are also paid an annual surface holding rental.

1.2 Geology and Mineralization

The Texas Gulf Coast comprises the western flank of the Gulf of Mexico sedimentary basin with active deposition throughout the mid to late Mesozoic Era and into the Cenozoic Era. Deposition is dominated by clastic sediments transported from continental highlands into the Gulf of Mexico basin for a period exceeding 50 million years. These sediments were transported to the coast by rivers and deposited in a variety of fluvial to marine depositional environments.

Structurally the Texas Gulf Coast consists of three regions, the Rio Grande Embayment, the San Marcos Arch, and the Houston Embayment. Other structural features found in the Texas Gulf Coast include the Stuart City and Sligo Shelf Margins, and the Wilcox, Frio, and Vicksburg Fault Zones.

The San Marcos Arch is a broad gently sloping positive structural feature extending from the Llano Uplift in Central Texas to the Gulf Coast during the Ouachita Orogeny. The Rio Grande and Houston Embayment’s are thought to have resulted from subsidence induced by high rates of sedimentation (Dodge and Posey, 1981).

The Tertiary sediments deposited in the Rio Grande and Houston Embayment’s are characterized by deltaic sands and shales. High rates of clastic deposition resulted in the formation of normal listric growth faults. Constant sediment loading and coastal subsidence into the basin led to the accumulation of over 50,000 feet of Cenozoic strata into the Gulf Coast Basin.

Jurassic salt and younger shale diapirs are also present in the subsurface along the Gulf Coastal Plain. The displacement of shale and salt is generated by the accumulation of an excessive thickness of overburden sediment causing plastic flow of the more ductile sediments. The resulting structures may cause local faulting and/or dip reversal along with the formation of domes and anticlinal structures.

Within the South Texas Uranium Province, uranium mineralization occurs primarily in the Cenozoic sediments of the Miocene/Pliocene Goliad Formation, Miocene Oakville Formation, Oligocene/Miocene Catahoula Formation, and the Eocene Jackson Group. Project deposits occur in the Goliad Formation which is a major fluvial system that represents a low to moderate energy environment composed of isolated mixed-load channel-fill sands separated by thick inter-channel clays.

Uranium deposits are roll-fronts, typical to others found in the South Texas Uranium Province. Deposit genesis is related to the presence of highly reduced groundwater systems generated from the biogenic decomposition of natural gas and/or hydrogen sulfide seepage derived from deeper formations through localized faulting. At Alta Mesa, uranium bearing groundwater moved from northwest to southeast within the Goliad Formation and encountered reduction zones associated with the Vicksburg fault system and the Alta Mesa salt dome and associated faulting which allowed the introduction of organics and other fluids upward through faults and fractures.

The deposits are characterized by numerous vertically stacked roll-fronts controlled by stratigraphic heterogeneity, host lithology, permeability, reductant type and concentration, and groundwater geochemistry. Individual roll-fronts are a few tens of feet wide, 4 to 10 feet thick, and often thousands of feet long. Collectively, roll-fronts result in an overall deposit that is up to a few hundred feet wide, 50 to 75 feet thick and continuous for miles in length.

1.3 Exploration Status

The Alta Mesa deposits were discovered by Chevron in the 1970’s and since that time numerous companies have explored and developed the Project. enCore has not conducted any exploration other than delineation drilling to define and expand wellfields.

1.4 Development and Operations

In February 2023, enCore completed acquisition of the Alta Mesa Project from Energy Fuels. In March, the company announced its formal decision to resume production in early 2024 and from March 2023 to Q2 2024, enCore renovated the CPP with equipment upgrades and refurbishments to the IX, elution and yellowcake processing circuits. enCore is upgrading and refurbishing the CPP in phases.

The CPP has three identical IX circuits designated, The South, West and North Plants, each with a capacity of 2,500 gpm or total CPP capacity of 7,500 gpm.

Phase 1 included refurbishment of the first IX train, and the elution and yellowcake processing circuits. The second IX circuit is being upgraded in Phase II with anticipated completion in Q1 2025. In Phase III, the third IX circuit will be upgraded. Completion of the third IX refurbishment is schedule for completion mid-year 2025.

During the Phase 1 timeframe, enCore also advanced development of PAA-7.

In PAA-7, 943 holes were drilled of which 224 were developed into injection and production wells. enCore also conducted drilling in future mine areas, PAAs 8 through 10.

enCore commenced mining operations in PAA-7 in June 2024 with plans to progressively ramp up uranium recovery rate to advance output. New modules will be developed progressively and commissioned at a rate to ensure adequate head grades, name plate flow rates and recovery rate objectives are maintained, as operating PAAs are depleted.

1.5 Mineral Resource Estimates

A summary of the Project’s mineral resources is provided in Table 1.1.

Table 1.1: Mineral Resources Summary

Category	Tons (x 1,000)	Avg Grade (%) U3O8	Total Lbs (x 1000) U3O8

Measured	263.7	0.136	691.4

Indicated	630.0	0.150	1,894.5

Total Measured and Indicated	894.0	0.145	2,585.9

Inferred	2,223.4	0.112	5,200.5

Total Inferred	2,223.4	0.112	5,200.5

Notes:

1.	enCore reports mineral reserves and mineral resources separately. Reported mineral resources do not include mineral reserves.
2.	The geological model used is based on geological interpretations on section and plan derived from surface drillhole information.
3.	Mineral resources have been estimated using a minimum grade-thickness cut-off of 0.30 ft% U3O8.
4.	Mineral resources are estimated based on the use of ISR for mineral extraction.
5.

Inferred mineral resources are estimated with a level of sampling sufficient to determine geological continuity but less confidence in grade and geological interpretation such that inferred resources cannot be converted to mineral reserves.

6.	Mineral resources that are not mineral reserves do not have demonstrated economic viability.

1.6 Summary Capital and Operating Cost Estimates

Estimated capital costs are $25.9 M and includes $2.5 M for refurbishment of the CPP and $23.4 M for sustained wellfield development.

Operating costs are estimated to be $27.44 per pound of U3O8. The basis for operating costs is planned development, production sequence, production quantity, and past production experience. Operating costs include plant and wellfield operations, product transactions, administrative support, decontamination and decommissioning, and restoration.

Taxes, royalties, and other interests are applicable to production and revenue. Total Federal income tax is estimated at $18.8 M for a cost per pound U3O8 of $9.13. The state of Texas does not impose a corporate income tax, but the Project is subject to property taxes in the form of ad valorem in the amount of $0.62 M or $0.30 per pound of U3O8. The project is subject to a cumulative 3.0% surface and mineral royalty at an average LOM sales price of $83.43 per lb.

U3O8 for $5.4 M or $2.61 per pound.

The economic analysis assumes that 80% of the mineral resources are recoverable. The pre-tax net cash flow incorporates estimated sales revenue from recoverable uranium, less costs for surface and mineral royalties, property tax, plant and wellfield operations, product transactions, administrative support, D&D and restoration. The after-tax analysis includes the above information plus depreciated plant and wellfield capital costs to estimate federal income tax.

Less federal tax, the Project’s cash flow is estimated at $83.3 M or $42.89 per pound U3O8. Using an 8% discount rate, the Projects NPV is $66.4 M. The Projects after tax cash flow is estimated at $64.9 M for a cost per pound U3O8 of $52.03. Using an 8.0% discount rate, the Projects NPV is $51.6 M.

1.7 Permitting Requirements

Alta Mesa is a fully permitted and licensed commercially operable facility. The most significant permits and licenses that enCore possess to operate Alta Mesa are the (1) the Source and Byproduct Materials License, which was issued by TCEQ (formerly Texas Bureau of Radiation Control) in 2002; (2) the Mine Area Permit issued by TCEQ in April 2000; and (3) Production Area Authorizations (UIC Class III) issued at various times since April 2000, two deep injection non-hazardous disposal wells (UIC Class V) issued by TCEQ in April 2000 and an aquifer exemption issued by USEPA in 2002 and the area was expanded in a revised Aquifer Emption dated 2009. All permits are active or in timely renewal.

1.8 Conclusions and Recommendations

As with any mining property there are risks to the Project and the key risk to Alta Mesa is with respect to the quantity of mineral resources that can be converted to mineral reserves.

enCore decided to put Alta Mesa into production without first establishing mineral reserves supported by a technical report and completing a feasibility study. enCore made this decision based on the management team’s familiarity of the Project. Several members of enCore’s management and technical team were previously involved with the early stages of the Project when it was initially built and operated by Mesteña Uranium LLC. The team is intimately knowledgeable with the project and because of the project’s mineral resources, permitting and licensing status, existing infrastructure, favorable land position and infrastructure, the company made the decision to aggressively advance the Project, foregoing technical assessment, and taking advantage of the upswing in the uranium market.

Therefore, there is the risk to the project of economic failure. To avoid making misleading disclosure, enCore did not base the decision to start commercial operations on a feasibility study of mineral reserves demonstrating economic viability and there is uncertainty and economic risk associated with the production decision.

enCore is actively working to mitigate risk to ensure a profitable and successful project by conducting development drilling and land acquisition of properties adjacent to the Project where mineralization is known to continue off site.

enCore has a substantial mineral resources inventory of Inferred resources and substantial contiguous land holdings that exceeds any another other ISR mining company in the United States. To de-risk the project by increasing the quantity of mineral resources that can be converted to mineral reserves it is recommended that enCore actively work to mitigate risk to ensure a profitable and successful project.

Therefore, it is recommended that enCore mitigates risk to ensure economics in the report are realized by:

●	Continue drilling campaign with larger programs verifying the geological and grade continuity of inferred mineral resources and identify new mineralization.
●	Drill 200-hole program using following cost per hole of $7,026, for total program cost of $1.41 M (Table 1.2).

Table 1.2: Drilling Costs

Item	Quantity	Unit Cost	Total

Drilling	550	$8.00	$4,400

Muds & Polymers	550	$0.67	$369

Cement Service	1	$300.00	$300

Cement	1	$600.00	$600

Drill Bits & Underream Blades	1	$150.00	$150

Dirt Work & Reclamation	1	$300.00	$300

Washout	550	$1.65	$908

			$7,026

●	Drill at least one core hole in any new PAAs to confirm deposit mineralogy, the state of uranium secular equilibrium, and uranium content. Coring is estimated to cost $30 K per hole.

2.0	INTRODUCTION

2.1 Registrant

This report was prepared by SOLA Project Servicers LLC., for the registrant, enCore Energy Corporation.

enCore was incorporated in 2009 under the previous name of Tigris Uranium Corporation and is engaged in the identification, acquisition, exploration, development and operation of uranium properties in the United States. enCore is incorporated British Columbia, Canada. The company’s principal executive offices are located at 101 N. Shoreline Blvd. Suite 450, Corpus Christi, Texas 78401. enCore’s portfolio includes uranium mineral properties in Texas, Colorado, Utah, Arizona, South Dakota, Wyoming and New Mexico.

2.2 Terms of Reference and Purpose

This report was prepared to disclose mineral resources, updated development plans and the results of an economic analysis.

The technical and scientific information in this report reflects material changes in enCore’s mineral project development plans, which are material in the company’s affairs. The report has an effective date of December 31, 2024, and has been prepared in accordance with the guidelines set forth under SEC Subpart 229.1300 – Disclosure by Registrants Engaged in Mining Operations.

2.3 Information and Data Sources

The report has been prepared with internal enCore Project technical and financial information, as well as data prepared by others. Documents, files and information provided by the registrant used to prepare this report are listed in Section 24.0 REFERENCES and Section 25.0 RELIANCE ON INFORMATION PROVIDED BY THE REGISTRANT.

2.4 QP Site Inspection

Stuart Bryan Soliz is the QP responsible for the content of this report. He visited the Project on January 7, 2025. The purpose of the visit was to inspect the site and to meet with the enCore team to review the details of material changes.

3.0	PROPERTY DESCRIPTION

3.1 Description and Location

The Project is an advanced-stage ISR uranium mining project located in south Texas. The Project forms part of the South Texas Uranium Province. Uranium deposits in the South Texas Uranium Province extend from Starr County at the international border with Mexico northeastward through Zapata, Jim Hogg, Brooks, Webb, Duval, Kleberg, McMullen, Live Oak, Bee, Atascosa, Karnes, Wilson, Goliad, and Gonzales counties. The Project is located within a portion of the private land holdings of the Jones Ranch. The Jones Ranch was founded in 1897 and is comprised of approximately 380,000 acres.

The Project is comprised of the Alta Mesa Mining Lease and the Alta Mesa CPP. The Project consists of 4,597 acres. The active mine and CPP are located on the Alta Mesa project area approximately 35.5 miles southwest of Falfurrias via US Highway 281 to Ranch Road 755 to Ranch Road 430 to CR 314 to CR 315, Encino, Texas 78353, in Brooks County, Texas, at approximately 26° 54’ 08” North Longitude and 98° 18’ 54” West Latitude.

Figure 3.1 shows the location of the Project.

3.2 Mineral Titles

Mineral ownership in Texas is private estate. Private title to all land in Texas emanates from a grant by the sovereign of the soil (successively, Spain, Mexico, the Republic of Texas, and the state of Texas). By a provision of the Texas Constitution, the state released to the owner of the soil all mines and mineral substances therein. Under the Relinquishment Act of 1919, as subsequently amended, the surface owner is made the agent of the state for the leasing of such lands, and both the surface owner and the state receive a fractional interest in the proceeds of the leasing and production of minerals (https://www.tshaonline.org/handbook/entries/mineral-rights-and-royalties).

The Jones Ranch holdings include private surface and mineral rights for oil and gas and other minerals, including uranium. Figure 3.2 is map of the Project mineral ownership and Figure 3.3 illustrates surface use.

3.3 Mineral Rights

Royalty agreements have been established with mineral and surface owners. Furthermore, surface owners are paid an annual rental to hold the surface on behalf of enCore. Additionally, the agreements also provide for additional charges to the surface owner to cover surface damages and for reduction of husbandry grazing during field operations.

3.3.1 Amended and Restated Uranium Solution Mining Lease

The Uranium Solution Mining Lease, originally dated June 1, 2004, covers approximately 4,598 acres, out of the “La Mesteñas” Ysidro Garcia Survey, A-218, Brooks County, Texas and the

“Las Mesteñas Y Gonzalena” Rafael Garcia Salinas Survey, A-480, Brooks County, Texas. These have been superseded by the Amended and Restated Uranium Solution Mining Lease dated June 16, 2016, as part of the share purchase agreement between enCore and the various holders of the Mesteña project. The Lease now comprises Tract 5 and a portion of Tracts 1, 4, and 6 of “W.W. Jones Subdivision”, said tract being out of the “La Mesteña Y Gonzalena” Rafael Garcia Salinas Survey, Abstract N0. 480 and the “La Mesteñas” Ysidro Garcia Survey, Abstract No. 218, Brooks County, Texas. The Lease now covers uranium, thorium, vanadium, molybdenum, other fissionable minerals, and associated minerals and materials under 4,597.67 acres.

The term of the amended lease is fifteen (15) years which commenced on June 16, 2016, or however long as the lessee is continuously engaged in any mining, development, production, processing, treating, restoration, or reclamation operations on the leased premises. The amended lease can be extended by the Lessee for an additional 15 years.

The lease includes provisions for royalty payments on net proceeds, less allowable deductions, received by the Lessee. The royalties range from 3.125 to 7.5% depending on the price received for the uranium. The lease also calls for a royalty on substances produced on adjacent lands but processed on the leased premises. Table 3.1 illustrates royalty details.

Table 3.1: Amended Uranium Solution Mining Lease Royalties

Royalty Holders	Acres	Lessor Royalty	Primary Term

Mesteña Unproven Ltd., Jones Unproven Ltd., Mestaña Proven Ltd. Jones Proven Ltd.	4597.67+/-	7.5% Market value > $95.00/lb. U3O8 6.25% of Market Value > $65/lb. & </= $95/lb. U3O8 3.125% of Market Value </= $65/lb. U3O8	15 years from amendment date with option for additional 15 years or if uranium mining operations continue

3.3.2 Amended and Restated Uranium Testing Permit and Lease Option Agreement

The Uranium Testing Permit and Lease Option Agreement (Table 3.2), originally dated August 1, 2006, covers all land containing mineral potential as identified through exploration efforts and covers uranium, thorium, vanadium, molybdenum, and all other fissionable materials, compounds, solutions, mixtures, and source materials. This agreement has been superseded by the Amended and Restated Uranium Testing and Lease Option Agreement dated June 16, 2016, as part of the share purchase agreement between enCore Energy and the various holders of the Mesteña project. It now covers 195,501 acres.

The term of the amended lease and option agreement is for eight (8) years which commenced on June 16, 2016. The amended lease and option agreement has been extended by the grantee for an additional seven (7) years by certain payments conducted in April 2024. The Lease Option was further amended to extend the lease option period by an additional five (5) years in June 2024.

Table 3.2: Amended and Restated Uranium Testing Permit and Lease Option Agreement Royalties

Royalty Holders	Acres	Lessor Royalty	Primary Term

Mesteña Unproven Ltd., Jones Unproven Ltd., Mestaña Proven Ltd. Jones Proven Ltd.	195,501 +/-	7.5% of Market value > $95.00/lb U3O8 6.25% of Market Value > $65/lb. & </= $95/lb. U3O8 3.125% of Market Value </= $65/lb. U3O8	8 years from amendment date with option for additional 7 years or if uranium mining operations continue

3.4 Surface Rights

The mineral leases and options include provisions for reasonable use of the land surface for the purposes of ISR mining and mineral processing. Alta Mesa is a fully licensed, operable facility with sufficient sources of power, water, and waste disposal facilities for operations and aquifer restoration, and is fully staffed. Alta Mesa LLC either has in place or can obtain the necessary permits and/or agreements, and local resources are sufficient for current and future ISR operations within the Project.

Amended surface use agreements have been entered into with all the surface owners on the various prospect areas as part of the Membership Interest Purchase Agreement between Energy Fuels Inc and the various holders of the Mesteña Project. These amended agreements, unchanged from those originally entered into on June 1, 2004, provide, amongst other things, for stipulated damages to be paid for certain activities related to the exploration and production of uranium.

Specifically, the agreements call for US Consumer Price Index (CPI) adjusted payments for the following disturbances: exploratory test holes, development test holes, monitor wells, new roads, and related surface disturbances. The lease also outlines an annual payment schedule for land taken out of agricultural use around the area of a deep disposal well, land otherwise taken out of agricultural use, and pipelines constructed outside of the production area.

Surface rights are expressly stated in the lease and in general provide the lessee with the right to ingress and egress, and the right to use so much of the surface and subsurface of the leased premises as reasonably necessary for ISR mining. Open pit and/or strip mining is prohibited by the lease.

3.5 Encumbrances

3.5.1 Legacy Issues

Financial assurance instruments are held by the state for completed wells, ISR mining, and uranium processing to ensure reclamation and restoration of the affected lands and aquifers in accordance with State regulations and permit requirements. The current Project closure cost estimate approved in November 2022 is provided in Table 3.3.

Table 3.3: Decommissioning Cost Summary

Program	Amount

TCEQ – Radioactive Materials License	$8,502,109

TCEQ – UIC Class I and Class III Permits	$1,754,649

$10,256,758

3.5.2 Permitting and Licensing

The Project is a fully permitted and licensed commercially operable facility. The most significant permits and licenses that enCore possess to operate Alta Mesa are the (1) the Source and Byproduct Materials License, which was issued by TCEQ (formerly Texas Bureau of Radiation Control) in 2002; (2) the Mine Area Permit issued by TCEQ in April 2000; and (3) Production Area Authorizations (UIC Class III) issued at various times since April 2000, two deep injection non-hazardous disposal wells (UIC Class V) issued by TCEQ in April 2000 and an aquifer exemption issued by USEPA in 2002 and the area was expanded in a revised Aquifer Emption dated 2009. All permits are active or in timely renewal.

3.6 Other Significant Factors and Risks

There are no other significant factors or risks that may affect access, title or the right or ability to perform work on the property that have not been addressed elsewhere in this report.

Figure 3.1: Project Location Map

99°10'W
98°20'W
97°30'W
96°40'W
29°10'N
28°20'N
27°30'N
26°40'N
25°50'N
San Antonio
Corpus Christi
Kingsville
Laredo
Mesteña Grande Projects
Alta Mesa Project
McAllen
Brownsville
GULF
OF
MEXICO
MEXICO

TEXAS

ALTA MESA AND MESTENA GRANDE
Brooks and Jim Hogg Counties, TX

**Location Map**

Date: February 2025

Scale: 1:600,000

Figure 3.2: Alta Mesa Mineral Ownership

98°20'W
27°N
Explanation
Mineral Ownership
Jones Ranch Owners
Alta Mesa Mining Lease
Uranium Testing and Lease Option
Thompson Family Partnership
House Circle Ltd.
Thompson Family Partnership
26°55'N
Cristalinas Partners, Ltd.
Alto Colorado Ranches, LTD
98°20'W
TEXAS
MESTENA GRANDE PROJECT
Brooks & Jim Hogg Counties, TX
Mineral Ownership
Date: February 2025
N
0 0.47 0.95 1.9
Miles
0 0.47 0.95 1.9
Kilometers
Scale: 1:24,000

Figure 3.3: Surface Use Agreements

98°20'W
Explanation
Surface Use Agreement
Jones Ranch Owners
Alta Mesa Land LLC SUA
Uranium Testing and Lease Option
Thompson Family Partnership
26°55'N
26°55'N
98°20'W

TEXAS

ALTA MESA PROJECT
Brooks County, TX

**Surface Use Agreements**

Date: February 2025

N
0 0.47 0.95 1.9
Miles
0 0.47 0.95 1.9
Kilometers
Scale: 1:24,000

4.0	ACCESSIBILITY, CLIMATE, LOCAL RESOURCES, INFRASTRUCTURE AND PHYSIOGRAPHY

4.1 Topography, Elevation and Vegetation

The Project is located on the coastal plain of the Gulf of Mexico. Three major rivers in the region from south to north are: the Rio Grande, the Nueces, and the San Antonio. The Rio Grande flows into the Gulf of Mexico south of the project area. The Nueces River flows into the Corpus Christi Bay, and the San Antonio River flows into San Antonio Bay southeast of Victoria (Nicot, et al 2010). Figure 4.1 shows the general topographic conditions for the Project and region.

The project area is located within the South Texas Plains Ecoregion of Texas (TPWD 2011). Topography in the project area is relatively flat to gently rolling, ranging from approximately 295 feet (northeast) to 250 feet (southeast) above mean sea level.

Regionally, the area is classified as a coastal sand plain. Brooks County comprises 942 square miles of brushy mesquite land. The near level to undulating soils are poorly drained, dark and loamy or sandy; isolated dunes are found. In the northeast corner of the county the soil is light-colored and loamy at the surface and clayey beneath. The vegetation, typical of the South Texas Plains, includes live oaks, mesquite, brush, weeds, cacti and grasses. In addition to domestic stock, wildlife is abundant in the area including a variety of reptiles, amphibians, birds, small mammals, and big game (White Tail Deer and exotics).

Figure 4.1: Topography of the South Texas Uranium Province

4.2 Access

The Project is accessible year-round and is located approximately 11 miles west of the intersection of US Highway 281 (paved) and North Farm to Market Road 755 (paved), 22 miles south of Falfurrias, Texas.

4.3 Climate

Overall, the climate in the area is warm and dry, with hot summers and relatively mild winters. However, the region is strongly influenced by its proximity to the Gulf of Mexico and, as a result, has a much more marine-type climate than the rest of Texas, which is more typically continental.

Monthly mean temperatures in the region range from 55°F in January to 96°F in August (Nicot, et al 2010). The area rarely experiences freezing conditions and as a result most of the processing facility and infrastructure are located outdoors, and wellfield piping and distribution ines do not require burial for frost protection.

Annual precipitation ranges from 20 to 35 inches. Primary risk for severe weather is related to thunderstorms and potential effects of Gulf Coast hurricanes.

4.4 Infrastructure

The Project is well supported by nearby towns and services. Larger cities, Corpus Christi, McAllen and Laredo, are each about 100 miles or less from the site and are ready sources of materials and equipment. Major power lines are located across the Project and are accessed for electrical service. The road system is comprehensive and well maintained and used for shipment of materials and equipment.

Human resources are employed from nearby population centers. Numerous local communities provide sources for labor, housing, offices and basic supplies. enCore utilizes local resources when and where possible supporting the local economy.

The site has uranium drill holes and related infrastructure (e.g., small mud pits temporarily constructed to facilitate drill operations and water supply ponds), trucks and other equipment, historic and new wellfields, a CPP, administration building, shop and warehouse, environmental office, logging building and test pits.

The site has telephone and internet service in the form of a T-1 fiber optics line. The CPP has an automated control and monitoring system that allows remote monitoring of the facility and includes fail safe systems that can shut down portions of the system in the event of an upset condition. The facility is also fully secured with on-site and remote monitoring.

Water supply for the Project is from established and permitted local wells. Liquid waste from the processing facility is disposed via deep well injection through two permitted Underground Injection Control (UIC) Class I disposal wells. Solid waste is disposed off-site at licensed disposal facilities. No tailings or other related waste disposal facilities are needed.

Other land uses and associated infrastructure include, water wells, agricultural stock tanks/ponds, an aircraft landing strip located approximately 1.4 miles W of the CPP, cattle/horse ranches, and numerous caliche pits. In addition, agricultural cattle and horse grazing occurs in portions of the Project area and hunting stands and blinds are scattered throughout the area and are connected through a series of roads and senderos.

Oil and gas-related infrastructure on the Project includes oil and gas exploration and production wells, tank batteries, and numerous transmission and gathering pipelines.

5.0	HISTORY

5.1 Ownership

In the early 1970’s through June of 1985, Chevron Minerals held Project mineral leases. In 1985, Chevron allowed leases to expire reverting rights back to landowners.

From July 1988 to 1993 Total Minerals held the mineral the leases. Total engaged URI to complete a feasibility study of the project. In 1993, Total relinquished mineral leases to Cogema under directive from the French government.

From 1993 to 1996 Cogema held the Alta Mesa mineral leases, but once relinquished were acquired by URI. URI held the mineral leases from 1996 to 1998 and during their tenure obtained the Radioactive Material License.

In 1999, Mesteña Uranium LLC was formed by the landowners. Mesteña completed most of the drilling on the project and began construction of the ISR facility in 2004. Production began in the fourth quarter of 2005 and Mesteña operated the facility through February 2013. Due to downturn in the uranium market, in 2013 the project was put into care and maintenance standby.

Mesteña acquired the adjacent Mesteña Grande projects in 2006 through the execution of the Uranium Testing Permit and Lease Option to explore on mineral rights outside of the existing Uranium In-Situ Mining Lease with the expectation that additional mineralized uranium resources could provide future feed for the Project.

On June 17, 2016, Energy Fuels acquired the Project, including both the Alta Mesa and Mesteña Grande projects.

In November 2022, enCore entered into a Membership Interest Purchase Agreement dated November 14, 2022, with EFR White Canyon Corp., a subsidiary of Energy Fuels, to acquire four limited liability companies that together hold 100% of the Project. Acquisition cost was US$120 million USD payable in a combination of cash and vendor take-back convertible note secured against the assets.

In February, the Company entered a joint venture with Boss Energy, Ltd. to develop and advance the Project. enCore retains ownership of 70% of the project and Boss Energy holds 30%.

5.2 Previous Operations and Work

Uranium was first discovered in Texas via airborne radiometric surveys in 1954 along the northern boundary of the South Texas Uranium Province where host formations outcrop. These initial discoveries led to the development of numerous conventional open pit mines. Subsequent exploration primarily, by drilling, extended mineralization down dip from the outcrop. At Alta Mesa, oil and gas drilling had been ongoing since the 1930’s.

The Alta Mesa deposits were discovered by Chevron in the mid 1970s while evaluating oil and gas geophysical logs for natural gamma signatures. From 1981 to 1984, Chevron drilled approximately 360 holes, collected core and completed some wells.

Total and Cogema conducted small drilling programs and installed some monitor wells. Most of the Project drilling was completed by Mesteña between 1999 and 2013.

Mesteña developed six wellfields or production areas, identified as PAA-1 through PAA-6. All production was from the Goliad; however, from different formation sands. PAA-1 through PAA-3 were mined within the Goliad middle C-Sand. PAA-5 was mined within the B-Sand and wellfields PAA-4 and PAA-6 are within the lower C-Sand. Many of the wellfield drill holes intersected mineralization in sands above or below the wellfields indicating additional mineral resource potential. Approximately 3,000 holes are drilled within the wellfields.

Between 2005 and 2013 approximately 4.6 M lbs of uranium were produced by ISR mining. Maximum annual production achieved was 1.07 M pounds. Average annual production was 0.57 M pounds. The facility was in production from 2005 until February 2013 when the project was placed in care and maintenance due to unfavorable market conditions.

6.0	GEOLOGICAL SETTING, MINERALIZATION AND DEPOSIT

6.1 Regional Geology

6.1.1 Surface Geology

The surface geology of the Texas Gulf Coast is an active sedimentary depositional basin characterized by numerous marine transgressions and regressions. These variations are manifested in the stratigraphic record as facies changes along strike and dip of the coast.

Geologic units outcrop at the surface as relatively broad coast-parallel bands. The relative width of bands reflects the thickness of the stratigraphic units, with broader outcrop bands corresponding to greater stratigraphic thickness. The relative age of the exposures becomes progressively younger toward the present margin of the coast. Strata dip at low angles and thicken toward the coast, except where strata is influenced locally by structural deformation (Mesteña, 2000).

6.1.2 Subsurface Geology

The Texas Gulf Coast is a sedimentary basin with active deposition throughout the Cenozoic Era. Deposition is dominated by clastic sediments transported from highlands in West Texas and northern Mexico. Most of these sediments were transported to the coast by rivers and deposited in a variety of fluvial-deltaic environments.

Structurally the Texas Gulf Coast consists of three regions, the Rio Grande Embayment, the San Marcos Arch, and the Houston Embayment. Other structural features found in the Texas Gulf Coast include the Stuart City and Sligo Shelf Margins, and the Wilcox, Frio, and Vicksburg Fault Zones.

The San Marcos Arch is a broad gently sloping positive structural feature extending from the Llano Uplift in Central Texas to the Gulf Coast during the Ouachita Orogeny. The Rio Grande and Houston Embayment’s are thought to have resulted from subsidence induced by high rates of sedimentation (Dodge and Posey, 1981).

The Tertiary sediments deposited in the Rio Grande and Houston Embayment’s are characterized by deltaic sands and shales. High rates of clastic deposition resulted in the formation of normal listric growth faults. Deltaic sedimentation combined with growth faulting and continued subsidence have led to the accumulation of up to 40,000 feet of Cenozoic strata in the Gulf Coast Basin.

Salt and shale diapirs are also present in the subsurface along the Gulf Coastal Plain. The displacement of shale and salt is generated by the accumulation of an excessive thickness of overburden sediment causing plastic flow of the more ductile sediments. The resulting structures may cause local faulting and/or dip reversal along with the formation of domes and anticlinal structures.

6.2 Local and Property Geology

6.2.1 Surface Geology

In Brooks County and across the Project area, the Pliocene Goliad Formation and Quaternary windblown deposits dominate the surface outcrop. In most of the county, Goliad Formation sediments are partially overlain by windblown Holocene sediments brought inland by easterly and southeasterly winds. Figure 6.1 is a geologic map of the project area.

6.2.2 Subsurface Geology

The deposits are roll-fronts, typical of others found in the South Texas Uranium Province. The ore bodies are isolated within several sand units, which occur within the middle portion of the Goliad Formation.

Genesis of the ore deposits are related to the presence of chemical reductants trapped in the Goliad host formation. Reductants are believed to be associated with natural gas and/or hydrogen sulfide seepage from deeper formations through localized faulting.

The significant structural features in the area are the Vicksburg Fault and the associated Vicksburg Flexure and Alta Mesa Dome. The Vicksburg Fault is a large-scale, deep-seated growth fault, mainly affecting deeper stratigraphic units. Little, if any, displacement has occurred in Goliad and younger units. Activity on the Vicksburg Fault and related structural features has, however, influenced sedimentation patterns in the Goliad.

The Alta Mesa Dome is a deep-seated, non-piercement shale diapir structure associated with the Vicksburg Flexure. Deformation of the subsurface strata is considerable at depth but at the Goliad level, maximum uplift is on the order of only 100 to 125 feet. The location of the ore deposit closely coincides with the top of the dome at the Goliad stratigraphic level. Domal uplift is believed to have been active but subdued during deposition of the Goliad Formation. The rate of uplift was insufficient to divert fluvial deposition but did limit its extent.

As a result, strata thin over the dome and thicken off the dome. Clay interbeds are more abundant and more continuous over the dome. At the Goliad stratigraphic level, symmetry of the dome is broken on the western and northwestern flanks by a pair of subparallel, normal faults. These appear to be zones of structural failure associated with sporadic reactivation of domal uplift. The throw of these faults is opposite to each other, creating an intervening graben structure. Surface expression of faulting did not occur until after the ore mineralization phase.

The eastern fault of the two faults referenced in the paragraph above is the Jones Fault. The downthrown block lies to the west of the fault plane (an up-to-the-coast fault). Vertical displacement is up to 50 feet at the Goliad level and increases with depth. At the Goliad stratigraphic level, the vertical displacement along the fault disappears as the fault trends across the dome where structural integrity of the dome is preserved. The extension of the same fault plane continues in the far northern limits of the project area.

The Figueroa Fault formerly referred to as the Garcia-Ramos Fault by Chevron, a previous leaseholder, occurs just west of the Jones Fault. Its orientation is roughly northeast-southwest and trends parallel to the Jones Fault. Displacement at the Goliad structural horizon is roughly 20 feet, downthrown to the east. Subsurface interpretation indicates the Figueroa Fault is antithetic to the Jones Fault, intersecting and terminating on the Jones Fault at depth.

Figure 6.2 is a generalized cross section illustrating the stratigraphic, structural and deposit characteristics of the Alta Mesa project area (Collins and Talbott, 2007). The presence and effects of salt domes are also recognized at other uranium deposits such as Palangana (UEC, 2010). Note that the location of the Figure 6.2 cross-section shown is referenced as section A-A’ on Figure 6.1.

6.3 Stratigraphy

The Project is in the South Texas Uranium Province, which is known to contain more than 100 uranium deposits (Nicot, et al., 2010). Within the South Texas Uranium Province, uranium mineralization is primarily hosted in the Miocene/Pliocene Goliad Formation, Miocene Oakville Formation, Oligocene/Miocene Catahoula Formation, and the Eocene Jackson Group, respectively described in the following. Figure 6.3 is a stratigraphic column of the South Texas Uranium Province and Figure 6.4 is a detailed cross section of the project area.

6.3.1 Goliad Formation

The Goliad Formation unconformably overlies the Oakville and Fleming Formation outcropping in the northwest part of Brooks County. In the area, the Goliad ranges in thickness from approximately 400 to 1000 feet thick and consists of fine to medium-grained sands and poorly cemented sandstone (Meyers and Dale, 1967).

The Goliad is divided into three major zones (Basal, Middle and Upper) based on major fluvial regimes. The Lower Goliad is interpreted to represent a fluvial environment of low to moderate energy and is composed primarily of isolated mixed- load channel-fill sands separated by thick inter-channel clays. Basal Goliad sediments consist of bimodal sand and gravel conglomerates with poor bed form development and little sedimentary structure.

Middle Goliad sediments are finer grain and have well developed sedimentary structures and bedforms and contain relic caliche cementation. A slight increase in fluvial energy during the Middle Goliad deposition resulted in an extensive stack of onlapping mixed-load to bed-load channel-fill sands with subordinate amount of interchannel clays. Because stacking and onlapping of sands and claystone is common within the Middle Goliad, detailed distinction of upper and lower boundaries or lettered sand units is somewhat tenuous in places. Tops and bottoms are established at claystone interbeds which are most continuous on a large scale, although locally these may not be the most prominent claystones. Continuity of claystones is generally consistent on top of the dome and within the ore deposit but decreases off the dome where the sand units commonly merge and lose individual identity.

Fluvial energy appears to have fluctuated considerably in the Upper Goliad. Peak fluvial energy levels occurred with the deposition of significant amounts of bed-load channel fill sand and is locally conglomeratic. This change in texture in the upper Goliad Formation indicates decreasing bed load energy, reduced source input, and a change to an arid or semi-arid climate (Hosman, 1996). Figure 6.5 is a type-log for the Project which illustrates the local stratigraphy.

6.3.2 Oakville Formation

The Miocene-age Oakville Formation overlies the Catahoula Formation and represents a major pulse in sediments thought to be due to uplift along the Balcones Fault Zone. The Oakville Sandstone is composed of sediments deposited by several fluvial systems, each of which had distinct textural and mineralogical characteristics (Smith et al., 1982). Together with the overlying Fleming Formation, they formed a major depositional episode. These two units are commonly grouped because they are both composed of varying amounts of interbedded sand and clay. Average thickness varies from 300 to 700 feet at the outcrop (Galloway et al., 1982), and the formation is thicker in the subsurface (Henry et al., 1982).

Oakville sediments grade into the mixed-load sediments of the Fleming and into the thicker deltaic and barrier systems farther downdip. Sand percentage is high in the paleochannels, whereas finer-grained floodplain deposits are more common in adjacent interchannel environments. Paleosols are not as frequent as in the Catahoula Formation and Jackson Group. Farther downdip the amount of sand increases as the formation thickens, but the sand fraction decreases because of additional mud facies.

Unlike the Jackson Group, Oakville sediments do not contain significant amounts of organic material.

6.3.3 Catahoula Formation

The Catahoula Formation unconformably overlies the Oligocene sediments of the Jackson Group. Catahoula sediments are fluvial rather than marine derived and are composed in varying proportions of sands, clays, and volcanic tuff, depending on location. Sediments of the Catahoula Formation reflect a strong volcanic influence, including numerous occurrences of airborne volcanic ash (Galloway 1977).

Thicknesses of strata at the outcrop range from 200 to 1,000 feet and thickens gulfward as is typical of other Gulf Coast sequences. Sand content ranges from <10% to a maximum of about 50% (Galloway, 1977). Sediments in the lower Catahoula Formation are predominantly gray tuff, whereas pink tuffaceous clay is more common in the upper strata, suggesting a change to more humid climatic conditions during deposition. Volcanic conglomerates and sandstone are most common in the midlevel of the unit. Bentonite and opalized clay layers and alteration products of volcanic glass (zeolites, Camontmorillonite, opal, and chalcedony) are present throughout the formation and indicate syndepositional alteration of tuffaceous beds. Widespread areas of calichification indicate long periods of exposure to soil-forming conditions at the surface (McBride et al., 1968).

6.3.4 Jackson Group

The Jackson Group is part of a major progradational cycle that also includes the underlying

Yegua Formation. The Jackson Group includes, from older to younger, the Caddell, the Wellborn, the Manning, and the Whitsett Formations (Eargle, 1959; Fisher et al., 1970).

Total thickness averages 1,100 feet in the subsurface but becomes thinner in the outcrop area and is characterized by a complex distribution of lagoon, marsh, barrier-island, and associated facies. The lower part of the Jackson Group consists of a basal 100-feet sequence of marine muds (Caddell Formation) overlain by 400 feet of mostly sands: Wellborn / McElroy Formation with the Dilworth Sandstone, Conquista Clay, and Deweesville / Stones Switch (Galloway et al., 1979) Sandstone members toward the top. The middle part consists of 200 to 400 feet of mostly muds (including the Dubose Clay Member). Several sand units are present in the 400- to 500-feet-thick upper section, including the Tordilla / Calliham Sandstone overlain by the Flashing Clay Member.

Units from the Dilworth unit up are grouped under the Whitsett Formation name (Eargle, 1959). Only the latter contains significant amounts of uranium mineralization in the Deweesville and Tortilla sand members. Kreitler et al. (1992, 38 Section 2) provided more details on these units near the Falls City Susquehanna-Western mill. Uranium mineralization occurs where the strike-oriented barrier sand belt intersects the outcrop. Sand is generally fine and heavily bioturbated with burrows and roots and contains lignitic material and silicified wood. Discontinuous lignite beds are also present (Fisher et al., 1970).

Figure 6.1: Geologic Map

Explanation
GeologicUnit_Texas
Mg - Goliad Fm.
Qal - Quaternary Alluvium
Qcd - Clay Dune
Qds - Dune Sand Sheet Deposits
Ql - Lissie Fm.
Qs - Sand Sheet Deposits
Qsd - Sand Dune Deposits
Masteña Grande Project
Alta Mesas Project
South Texas Growth Fault Systems
Salt Structures
98°45'W
98°40'W
98°35'W
98°30'W
98°25'W
98°20'W
98°15'W
27°25'N
27°20'N
27°15'N
27°10'N
27°5'N
27°N
26°55'N
26°50'N
Mestena Grande
Alta Mesa
Midway Fault System
Vicksburg Fault System
A
A'
TEXAS
ALTA MESA PROJECT
Brooks County, TX
Geologic Map
Date: February 2025
N
Miles
Kilometers
Scale: 1:100,000

Figure 6.2: Generalized Cross Section

Figure 6.3: Stratigraphic Column

| System | Series | Group | Formation | Geologic Unit | Description |
| --- | --- | --- | --- | --- | --- |
| QUATERNARY | Holocene | | | Flood-plain Alluvium | Sand, Gravel, Silt, Clay |
| | Holocene | | | Fluvial Terrace Deposits | Sand, Gravel, Silt, Clay |
| | Pleistocene | | | Plestocene Deweyville Formation, Beaumont Clay, Montgomery Formation, Bentley Formation, and Pliocene (?) Willis Sand | Sand, Gravel, Silt, Clay |
| TERTIARY | Pliocene | | | Goliad Sand ★★★ | Fine to coarse sand and conglomerate; calcareous clay; basal medium to coarse sandstone. Strongly calichified |
| | Miocene | | | Fleming Formation | Calcareous clay and sand |
| | Miocene | | | Oakville Sandstone ★★ | Calcareous, cross-bedded, coarse sand. Some clay and silt and reworked sand and clay pebbles near base |
| | Miocene / Oligocene | | Catahoula Formation | Chusa Tuff | Calcareous tuff; bentonitic clay; some gravel and varicolored sand near base. Soledad in Duval County, grades into sand lenses in northern Duval and adjacent counties |
| | Oligocene | | Catahoula Formation | Soledad Conglomerate ★ | |
| | Oligocene | | Catahoula Formation | Fant Tuff | |
| | Oligocene | | | Frio Clay | Light-gray to green clay; local sand-filled channels |
| | Eocene | Jackson | Whitsett Formation | Fashing Clay | Chiefly clay; some lignite, sand, *Corbicula* coquina, oysters |
| | Eocene | Jackson | Whitsett Formation | Tordilla Sandstone | Very fine sand |
| | Eocene | Jackson | Whitsett Formation | Dubose Clay | Silt, sand, clay, lignite |
| | Eocene | Jackson | Whitsett Formation | Deweesville Sandstone | Mostly fine sand; some carbonaceous silt and clay |
| | Eocene | Jackson | Whitsett Formation | Conquista Clay | Carbonaceous Clay |
| | Eocene | Jackson | Whitsett Formation | Dilworth Sandstone | Fine sand, abundant *Ophiomorpha* |

Stratigraphic Column - modified from Nicot et al, 2010

★ Host Formations in order of economic importance (Uranium)

Figure 6.4: Detailed Cross Section

# Cross Section
## Mestena Grande to South Alta Mesa
### Jim Hogg and Brooks Counties, Texas

NW
SE
38 miles
Elevation ASL
Sea Level 0
Goliad Formation
Lagarto Clay
Oakville Formation
Catahoula Formation
Predominantly Lagarto coarse-grained fluvial channel systems
Predominantly Oakville coarse-grained fluvial channel systems fluvial
floodplain
Predominantly Oakville flood plain sediments
Predominantly Lagarto mixed fluvial and flood plain sediments
Predominantly Lagarto flood plain sediments
Gonzalena Salt Dome (depth ~ 10,000 ft. BGS)
Vicksburg Fault Zone
Alta Mesa Mine
Alta Mesa Salt Dome (depth ~ 10,000 ft. BGS)
Mestena Grande
Alta Mesa Mine
Line of Cross Section

Notes:
1. All faults shown within first 1500 ft. of surface shown as vertical for simplicity.
2. Horizontal scale approximate

Figure 6.5: Type Log

6.4 Significant Mineralized Zones

6.4.1 Mineralization

Uranium mineralization occurs primarily as uraninite with some coffinite and like other deposits within the South Texas Uranium Province, is stratabound in clay-bounded sandstone packages. Mineralization occurs as roll front type deposits with “C” shaped configurations in cross section and elongated sinuous ribbons in plan-view. Deposits are diagenetic and/or epigenetic forming because of a geochemical process whereby oxidized surface water leaches uranium from source rocks (Finch, 1996). Source rocks of the south Texas deposits are generally agreed to be Miocene and Oligocene age volcanic ash from west Texas and/or Mexico (Galloway et al, 1977 and Aguirre-Diaz and Renne, 2008).

This ash was deposited by wind and fluvial systems and uranium was leached from the ash by oxygenated surface waters. Uranium bearing waters were transported to outcrop areas where sandstone formations were exposed and began to move downdip as groundwater. The movement of uranium continued in groundwater until a reductant source was encountered, such as hydrogen sulfide gas, pyrite or carbonaceous material resulting in uranium precipitating out of solution.

At Alta Mesa, uranium bearing groundwater moved from northwest to southeast and encountered a reduction zone associated with the Alta Mesa oil and gas field, caused primarily by hydrogen sulfide gas introduction through faults and fractures. Mineralization away from the oil and gas field occurs by the same geochemical processes; however, possibly from different reductant source.

The deposits are characterized by numerous vertically stacked roll-fronts controlled by stratigraphic heterogeneity, host lithology, permeability, reductant type and concentration, and groundwater geochemistry. Individual roll-fronts are a few tens of feet wide, 4 to 10 feet thick, and often thousands of feet long. Collectively, roll-fronts result in an overall deposit that is up to a few hundred feet wide, 50 to 75 feet thick and continuous for miles in length.

Depth of mineralization ranges from 500 to 600 feet.

6.5 Relevant Geologic Controls

The primary geologic controls for development of the Project’s deposit are:

●	Miocene and Oligocene volcanic ash uranium source,

●	Permeable sandstones within the Goliad, Oakville and Catahoula Formations,

●	Groundwater and formation geochemical conditions suitable for uranium transport,

●

Reductant source (hydrocarbons, pyrite or carbonaceous materials) within the sandstones to interact with uranium bearing groundwater modifying oxidation/reduction potential of geochemical conditions and precipitation of uranium.

6.6 Deposit Type

The deposit type is being investigated and mined are sandstone hosted uranium roll-fronts, as defined in the “World Distribution of Uranium Deposits (UDEPO) with Uranium Deposit Classification”, (IAEA, 2009). The geological model being applied in investigation and mining is illustrated in Figure 6.6.

Figure 6.6: Idealized Cross Section of a Sandstone Hosted Uranium Roll-Front Deposit

(Modified from Granger and Warren -1974 and De Voto- 1978)

●	A permeable host formation:

○	Sandstone units of the Goliad, Oakville, and Catahoula formations.

●	A source of soluble uranium:

○

Volcanic ash-fall tuffs coincidental with Catahoula deposition containing elevated concentration of uranium is the probable source of uranium deposits for the South Texas Uranium Province (Finch, 1996).

●	Oxidizing groundwaters to leach and transport the uranium:

○	Groundwaters regionally tend to be oxidizing and slightly alkaline.

●	Adequate reductant within the host formation:

○	Conditions resulting from periodic H2S gas migrating along faults and subsequent iron sulfide (pyrite) precipitation created local reducing conditions.

○	Time sufficient to concentrate the uranium at the oxidation/reduction interface.

○	Uranium precipitates from solution at the oxidation/reduction boundary (REDOX) as uraninite which is dominant (UO2, uranium oxide) or coffinite (USiO4, uranium silicate).

●

The geohydrologic regime of the region has been stable over millions of years with groundwater movement controlled primarily by high-permeability channels within the predominantly sandstone formations of the Tertiary.

7.0	EXPLORATION

7.1 Drilling

No exploration work has been conducted by or on behalf of enCore since acquisition of the Project. Since Project inception, over 11,800 holes have been drilled on the property by previous operators and the nature and extent of that information is discussed in the following. See Table 7.1 and Figure 7.1

Table 7.1: Alta Mesa Project Drill Holes

Area	Period	Number of Holes

Alta Mesa	Historical	10,744
	2023	433
	2024	647

7.2 Drilling Type and Procedures

Drilling is performed by surface drilling vertical holes. Holes are drilled using direct mud rotary drilling system, where drilling fluid is pumped through the drill pipe, drill bit ports, and back to surface between the pipe and borehole wall. Drilling fluid is typically a mix of clean water and industrial materials added to the water to lift cuttings, stabilize holes to prevent sidewall caving and sloughing, and to clean and lubricate the drilling system.

Hole depth is determined by depth of the deepest stratigraphic unit to be investigated. Hole diameter is determined by drill bit and pipe diameter used.

Drill holes are sampled by collection of drill cuttings, downhole geophysics and core. Cuttings are typically collected every 5 feet and assessed for lithology and color. If core is collected, a coring tool is used to drill and sample lithological material without comprising its natural condition. Holes are also logged for downhole geophysical characteristics to assess lithology type, stratigraphic and structural geologic features, and mineralization location and quality. The collar or surface location of each drill hole is surveyed for elevation, latitude and longitude. Since mineralized stratigraphic horizons are nearly horizontal and drill holes are nearly vertical, mineralization’s true thickness is represented in geophysical and core data.

Initial Project exploration was wide spaced drilling at miles or thousands of feet between drill holes. Closer spaced drilling was conducted increasing geologic knowledge and confidence.

7.3 Past Exploration

Uranium was first discovered in Texas via airborne radiometric surveys in 1954 along the northern boundary of the South Texas Uranium Province where host formations outcrop. These initial discoveries led to the development of numerous conventional open pit mines. Subsequent exploration primarily, by drilling, extended mineralization down dip from the outcrop. At Alta Mesa, oil and gas drilling had been ongoing since the 1930’s.

The Alta Mesa deposits were discovered by Chevron in the mid 1970s while evaluating oil and gas geophysical logs for natural gamma signatures. From 1981 to 1984, Chevron drilled approximately 360 holes, collected core and completed some wells.

Total and Cogema conducted small drilling programs and did install some monitor wells. Most of the Project drilling was completed by Mesteña between 1999 and 2013.

Mesteña had access to 3D seismic data developed for oil and gas exploration and used the results of that work as an exploration tool to locate sand channels and define geologic structures. This exploration technique led to the exploration of the Indigo Snake area and to a lesser extent has aided exploration of the South Alta Mesa property. Some exploratory drilling was completed in the South Alta Mesa project area and a single hole was completed on the Indigo Snake.

Figure 7.1: Drill Hole Locations

Explanation
Alta Mesa Permit Boundary
Drill Holes
Central Processing Plant
PAA Status
Depleted
Partial
Production
Restored
98°20'W
98°19'W
98°18'W
26°57'N
26°56'N
26°55'N
26°54'N
PAA-7
PAA-4
PAA-6
PAA-3
PAA-2
PAA-5C
PAA-5B
PAA-5A
PAA-1
TEXAS
ALTA MESA PROJECT AREA
Jim Hogg County, TX
Drill Hole Location Map
Date: February 2025
N
0 0.25 0.5 1
Miles
0 0.25 0.5 1
Kilometers
Scale: 1:10,000

7.4 Accuracy and Reliability

Past drilling practices were conducted in accordance with industry standard procedures and the most recent drilling conducted by enCore, confirmed historical drill results in previously intersected mineralization for thickness, grade and location.

It is the opinion of this QP that there are no drilling, sampling or recovery factors that materially affect the accuracy and reliability of results.

8.0	SAMPLE PREPARATION, ANALYSIS AND SECURITY

8.1 Sample Methods

Samples are collected from drill holes for drill cuttings, downhole geophysics and core samples. Cores are the only samples that are prepared and dispatched to an analytical or testing laboratory. Cuttings and geophysical data are prepared and analyzed in house. Sampling, sample preparation and security are described in the following sections.

8.1.1 Downhole Geophysical Data

Continuous measurement of downhole geophysical properties is measured from total hole depth to surface. Geophysical data is collected using logging probes equipped with gamma, resistivity, SP, PFN and downhole survey logging tools. This suite of logs is ideal for defining lithologic units in the subsurface. The resistivity and spontaneous potential tools are used to define lithology by qualitative measurements of water conductivities.

The gamma tool provides an indirect measurement of uranium content. Gamma radiation is measured in one-tenth foot intervals and converted to gamma ray readings measured in counts-per-second into %-eU3O8. Equivalent percent uranium grades are reported in one-half foot increments.

The PFN tool provides a direct measurement of uranium around the borehole. The pulsed neutron source electronically generates neutrons which cause fission of U235 in the formation. Tool detectors count epithermal and thermal neutrons returning from the formation, thereby providing a direct measurement of uranium content within the formation.

Drill holes are also downhole surveyed measuring deviation by azimuth and declination, providing a holes true bottom location and depth.

enCore samples all drill holes with gamma, resistivity, spontaneous potential and downhole survey. Due to cost and time, enCore only PFN samples mineralized intervals with gamma measured grades above 0.02%-eU3O8.

To ensure geophysical data quality control, gamma and PFN tools are calibrated at a US Department of Energy test pit in George West, Texas. Tools are also calibrated using onsite test pits at enCore’s Kingsville Dome Project. Test pit have known uranium source concentration and using industry calibration procedures tools are calibrated, to ensure consistent measurement and reporting of uranium concentrations from US deposits.

8.1.1.1 PFN Calibration

Figure 8.1 shows a typical calibration curve for the PFN tool.

Figure 8.1: PFN Tool Calibration

8.1.1.2 Disequilibrium

Radioactive isotopes decay until achieving a stable non-radioactive state. The radioactive decay chain isotopes are referred to as daughters. When decay products are maintained in close association with the primary uranium isotope U238 on the order of a million years or more, the daughter isotopes will be in equilibrium with the parent isotope (McKay et.al., 2007). Disequilibrium occurs when one or more decay products are dispersed due to differences in solubility between uranium and its daughters. Disequilibrium is considered positive when there is a higher proportion of uranium present compared to daughters and negative where daughters accumulate, and uranium is depleted. The DEF is determined by comparing radiometric equivalent uranium grade eU3O8 to chemical uranium grade. Radiometric equilibrium is represented by a DEF of 1, positive DEF by a factor greater than 1, and negative DEF by a factor of less than 1. Figure 8.2 illustrates the disequilibrium relationship between natural gamma U3O8 equivalent and PFN measured grades.

Total applied a DEF of 1.13 to mineral resource estimates (Total, 1989). Mesteña used PFN measurements to determine uranium grade. enCore also uses PFN for uranium grade determination.

Figure 8.2: Disequilibrium Graph Natural Gamma vs PFN Grade

8.1.2 Drill Cuttings

Drill cuttings are collected at 5-foot intervals while drilling. Samples are arranged on the ground in order of depth to show changes in lithology and color. Lithology and color are recorded on a lithology log for entire hole depth. Particular attention is paid to color in the mineralized sand to assess oxidation/reduction potential. Cuttings are not chemically assayed as drilling mud will contaminate samples and precise sample location or depth cannot be determined from cuttings.

8.1.3 Core Samples

Core samples are collected to conduct chemical analyses, metallurgical testing, and testing of physical parameters of lithologic units. Retrieved cores are measured to determine core recovery. Cores are also washed, photographed and described. In preparation for laboratory analysis, to maintain moisture content and prevent oxidation, core is wrapped in plastic, boxed and frozen or iced.

8.2 Laboratory Analysis

When core is collected in the field, it is rinsed, measured for length and photographed. One half of the core is sampled in 1-foot increments and either wrapped in plastic or vacuum sealed to maintain moisture content and prevent oxidation, boxed, frozen or iced and transferred to an analytical or testing laboratory.

The other half of core is preserved and used to describe lithologic characteristics (i.e., lithology, color, grain size and fraction).

Core preserved for testing is used for leach amenability determination. Leach amenability studies are intended to demonstrate that the uranium mineralization is capable of being leached and determination of the optimal mining lixiviant chemistry. Typically, sodium bicarbonate is used as the source for a carbonate complexing agent to form uranyldicarbonate (UDC) or uranyltricarbonate ion (UTC), and Oxygen or Hydrogen peroxide are used as the uranium-oxidizing agent. Tests are not designed to approximate in-situ conditions (permeability, porosity, pressure) but are an indication of an ore’s reaction rate and potential uranium recovery.

enCore adheres to security measures using Chain of Custody procedures to ensure the validity and integrity of samples through the analysis process. enCore may sample and transfer duplicate samples to assess reliability and precision of analytical results for quality control of sample collection or laboratory analysis procedures.

When core or other natural material samples are taken, they will be submitted to an analytical or testing laboratory that is certified through the National Environmental Laboratory Accreditation Program, which establishes and promotes mutually acceptable performance standards for the operation of environmental laboratories. The standards address analytical testing, with State and Federal agencies and serve as accrediting authorities with coordination facilitated by the EPA to assure uniformity.

8.3 Opinion on Adequacy

Since enCore’s acquisition of the Project, there has been no sampling of natural materials for the assessment of geologic or hydrologic conditions that require preparation, analysis and security to submit samples to a laboratory; however, enCore does have sample preparation, methods of analysis, and sample and data security procedures that meet acceptable industry standards.

With respect to historical sample preparation, analysis and security of other previous operators, this information is not available and cannot be confirmed.

It is also the opinion of the QP that there are no known sampling preparation, analysis and security factors that could materially affect the accuracy and reliability of results.

9.0	DATA VERIFICATION

The QP visited the site on January 7, 2025, to inspect the site and verify data in the technical report.

9.1 Data Confirmation

To verify data, the following steps were taken by the QP to review:

●	SOPs for drilling procedures, lithological and geophysical logging, and coring,

●	Drilling, lithological and geophysical logging in the field,

●	Geologists’ interpretation of lithology comparing drill cuttings to resistivity and SP geophysical results,

●	Raw downhole geophysical data, grade calculations from raw data, and compositing method used to calculate average mineral grade and determine thickness,

●	Geologists’ interpretation of deposit characteristics from gamma and PFN downhole geophysical data,

●	Historic core information,

●	Workflow and data management including collection, processing, interpretation, digital documentation and database storage; and,

●	Geophysical calibration records.

9.2 Limitations

Coring was not observed in the field as no coring activities were conducted during the duration of the site visit; however, the data for previously collected and sampled core was reviewed.

9.3 Data Adequacy

A considerable amount of work has been done by enCore and previous operators to ensure an adequate data set exists for the Project. It is the QP’s opinion that the data used in this technical report is adequate for technical reporting.

Based on data quality, efforts of others, and the QP’s review, it is the opinion of the QP that there are no known data factors that will materially affect the accuracy and reliability of results.

10.0	MINERAL PROCESSING AND METALLURGICAL TESTING

The Project is an operating mine that was in production from 2005 to 2013, with resumption of production in 2024. Therefore, there is considerable operational data to assess mineral processing and metallurgy from mining and processing data. Table 10.1 is a summary of production results from 2005 to 2013 and for enCore’s 2024 production.

Table 10.1: Alta Mesa Historic Production

Period	Production Area	Mineral Resource Estimate Lbs (x 1000) U3O8	Production Lbs (x 1000) U3O8
2005 - 2013	PAA-1	1,921.3	1,610.0
	PAA-2	2,030.0	1,498.2
	PAA-3	262.0	290.4
	PAA-4	980.9	850.0
	PAA-5	89.6	35.0
	PAA-6	708.0	338.0
2024	PAA-7	237.5	190.0
		6,229.3	4,811.6

enCore has not performed any mineral processing or metallurgical testing analysis since past production demonstrates the adequacy of the existing ISR mining and recovery process. Furthermore, there are known processing factors or deleterious elements that could have a significant effect on economic extraction.

During initial development of the mine, Mesteña did conduct mineral processing and metallurgical testing, and key members of enCore’s management were part of the Mesteña team involved with the Project’s development.

11.0	MINERAL RESOURCE ESTIMATES

enCore reports mineral reserves and mineral resources separately. The amount of reported mineral resources does not include those amounts identified as mineral reserves. Mineral resources that are not mineral reserves have no demonstrated economic viability and do not meet the requirement for all the relevant modifying factors. Stated mineral resources are derived from estimated quantities of mineralized material recoverable by ISR methods.

11.1 Key Assumptions, Parameters and Methods

11.1.1 Key Assumptions

●	Mineral resources have been estimated based on the use of the ISR extraction method and yellowcake production,

●	Price forecast, production costs and an 80% metallurgical recovery were used to estimate mineral resources.

●	Average wellfield recovery of 80% that accounts for dilution from mining hydrologic efficiency and metallurgical recovery,

●	Average plant recovery of 98%; and,

●	Average uranium price of $83.43 based on TradeTech’s Uranium Market Study 2023: Issue 4.

11.1.2 Key Parameters

●	The mineral resources estimates are based on data collected from drillholes,

●	Grades (% U3O8) were obtained from gamma radiometric and PFN probing,

●	Average density of 17.0 cubic feet per ton was used, based on historical sample measurements,

●	Minimum grade to define mineralized intervals is 0.020% eU3O8,

●	Minimum mineralized interval thickness is 1.0 feet,

●	Minimum GT (Grade x Thickness) cut-off per hole per mineralized interval for grade-thickness contour modeling is 0.30 feet% U3O8,

●	Mineralized interval with GT values below the 0.30 feet% U3O8 GT cut-off is used for model definition but are not included within the mineral resource estimation,

●	Average annual production rate of approximately 0.4 M pounds,

●	Average annual estimated operating costs of $27.44 per pound,

●	Average annual estimated wellfield development costs of $11.33 per pound; and,

●	Average annual restoration and reclamation costs of $2.94 per pound.

11.1.3 Key Methods

●	Geological interpretation of the orebody was done on section and plan from surface drillhole information,

●	The orebody was modeled creating roll-front outlines for each of the deposit’s individual mineralized zones,

●

Pre-wellfield development, mineral resources within the roll-front outlines were estimated by grade-thickness averaging, where the variable of uranium grade is multiplied by interval thickness and averaged within the roll-front outline,

●

Post-wellfield development, mineral resources within the roll-front outlines were estimated by grade-thickness contouring, where the variable of uranium grade is multiplied by interval thickness and contoured area,

●	Wellfield recovery, lixiviant uranium head grades, wellfield flow rates and production requirements were used to define production sequencing; and,

●	Geological modeling and mining applications used was ArcGIS Pro.

11.2 Resource Classification

Mineral resources are disclosed as required by United States Code of Federal Regulations, Title 17, Chapter II, Part 229, §229.1303 and §229.1304, and are based upon and accurately reflect information and supporting documentation prepared by the QP, as defined in §229.1300.

The following classification criteria for each mineral resource category are applied for alignment with §229.1300 definitions of Measured, Indicated and Inferred mineral resources.

11.2.1 Measured Mineral Resources

Drilling is denser than 50 x 100 feet spacing for mineralized zones characterized by a uniform and easily correlatable roll-front morphology, from one drilling fence line to another. Mineralization must be continuous between drill fences. The hydrogeological properties of the hosting horizon are studied by aquifer pump tests. The amenability of mineralization to ISR mining is demonstrated by laboratory leach tests. Mineralization is characterized by sufficient confidence in geological interpretation to support detailed wellfield planning and development with no or very little changes expected from additional drilling.

11.2.2 Indicated Mineral Resources

Drilling density equivalent to or denser than 200 x 400 feet spacing for mineralized zones characterized by a uniform and easily correlatable roll-front morphology, from one drilling fence line to another. Mineralization must be continuous between drill fences. The hydrogeological properties of the hosting horizon are studied by aquifer pump tests. The amenability of mineralization to ISR mining is demonstrated by laboratory leach tests. Mineralization is characterized by sufficient confidence in geological interpretation to support wellfield planning and development with some changes expected from additional drilling.

11.2.3 Inferred Mineral Resources

Drilling density equivalent to about 800 feet spacing for mineralized zones characterized by less uniformity and not easily correlatable roll-front morphology, from one drilling fence line to another. Mineralization must be continuous between drill fences but there is less confidence in geologic interpretation. The hydrogeological properties of the hosting horizon are studied by aquifer pump tests. The amenability of mineralization to ISR mining is demonstrated by laboratory leach tests. Mineralization is characterized by insufficient confidence in geological interpretation to support wellfield planning and development due to significant changes expected from additional drilling.

11.3 Mineral Resource Estimates

A summary of the Project’s mineral resource estimates is provided in Table 11.1.

Table 11.1: Summary of Mineral Resource Estimates

Category	Tons (x 1,000)	Avg Grade (%) U3O8	Total Lbs (x 1000) U3O8

Measured	263.7	0.136	691.4

Indicated	630.0	0.150	1,894.5

Total Measured and Indicated	894.0	0.145	2,585.9

Inferred	2,223.4	0.112	5,200.5

Total Inferred	2,223.4	0.112	5,200.5

Notes:

1.	enCore reports mineral reserves and mineral resources separately. Reported mineral resources do not include mineral reserves.
2.	The geological model used is based on geological interpretations on section and plan derived from surface drillhole information.
3.	Mineral resources have been estimated using a minimum grade-thickness cut-off of 0.30 ft% U3O8.
4.	Mineral resources are estimated based on the use of ISR for mineral extraction.
5.

Inferred mineral resources are estimated with a level of sampling sufficient to determine geological continuity but less confidence in grade and geological interpretation such that inferred resources cannot be converted to mineral reserves.

6.	Mineral resources that are not mineral reserves do not have demonstrated economic viability.

11.4 Material Affects to Mineral Resources

It is the QP’s opinion that the quality of data, geological evaluation and modeling, in conjunction with metallurgical and hydrological testing results, are valid for mineral resource estimation.

To the extent that mineral resources may be impacted by environmental, permitting, legal, title, taxation, socio-economic, marketing, political, or other relevant factors, impacts could result in a material loss or gain to the Project’s mineral resources. The QP is not aware of any relevant factors that could materially affect the Project’s mineral resource estimates.

12.0	MINERAL RESERVE ESTIMATES

enCore reports mineral reserves and mineral resources separately. The reference point at which mineral reserves are defined is the point where mineralization occurs under existing wellfields.

For the Project, no mineral reserves are yet defined as enCore continues updates to mineralization encountered during wellfield installation.

13.0	MINING METHODS

enCore is mining uranium using ISR. An alkaline leach system of carbon dioxide and oxygen is used as the extracting solution. Bicarbonate, resulting from the addition of carbon dioxide to the extracting solution, is the complexing agent. Oxygen is added to oxidize the uranium to a soluble +6 valence state.

ISR has been successfully used for over five decades in the United States as well as in other countries such as Kazakhstan and Australia. ISR mining was developed independently in the 1970s in the former Soviet Union and US for extracting uranium from sandstone hosted uranium deposits that were not suitable for open pit or underground mining. Many sandstones host deposits that are amenable to ISR, which is now a well-established mining method. As discussed in Section 5.0, Alta Mesa is an operating mine that was in production from 2005 to 2013, with resumption of production in 2024, demonstrates that uranium can be mobilized and recovered with an oxygenated carbonate lixiviant.

13.1 Mine Designs and Plans

13.1.1 Patterns, Wellfields and Mine Units

Production and injection wells are installed to facilitate the in-situ mining process. Injection wells are used to inject chemically fortified natural groundwater into the ore body liberating uranium. Production wells are used to recover the uranium rich waters by pumping the production fluid to the surface. Wells are completed in only one mineralized zone at a time and in a manner that focuses fluid flow across the deposit.

The fundamental production unit for design and production planning or scheduling is the pattern. A pattern is comprised of a production well and some number of injection wells.

Typical well patterns used are alternating single line drive, staggered line drive and five-spot. Pattern configuration is determined by the size and shape of the deposit, hydrogeological properties of the uranium bearing formation and mining economics.

Patterns are grouped into production units referred to as wellfields or modules. Modules form a practical means for design, development and production, where groups of 10-15 production wells and their associated injections wells are designed, constructed and operated, serving as the fundamental operating unit for distribution of the alkaline leach system.

To further facilitate planning, wellfields are grouped into PAAs. PAAs represent a collection of wellfields for which baseline data, monitoring requirements, and restoration criteria have been established. These data are included in Production Area Authorization Application that is submitted to the TCEQ for approval prior to injection into a new mine unit.

An economic wellfield must cover the construction costs associated with well installation, connection of wells to piping that conveys the leach system between wellfields and the processing plant, and wellfield and plant operating costs.

13.1.2 Monitoring Wells

To establish baseline data, monitoring requirements and restoration criteria, baseline production zone and non-production zone monitor wells are installed for each mine unit.

Baseline monitor wells are completed in the wellfield within the deposit hosting sandstone to establish baseline water restoration criteria of the wellfield production zone. Perimeter monitor wells are installed in a ring around the entire wellfield. This ring is setback approximately 400 feet from the patterns and 400 feet apart. This monitor well ring will be used to ensure mining fluids are contained within the wellfield.

Monitor wells will also be completed in non-production zone hydro-stratigraphic units above (overlying) and, if required below (underlying), the production zone to monitor the potential for vertical lixiviant migration. These monitor wells will be completed in the first overlying aquifer. In the event a second overlying aquifer is identified, the thickness and integrity of the intervening aquitard will be evaluated to determine if the second aquifer will require monitoring.

13.1.3 Wellfield Surface Piping System and Header Houses

Each injection and production well will be connected within a network of polyethylene pipes to an injection or production manifold. Manifolds are fitted with meters, valves, and pressure gauges to measure and regulate flow to and from the wells. The manifolds are connected to larger trunk line pipes that convey fluids to and from the wellfield and CPP.

Since the climate is mild with winter temperatures rarely below freezing for prolonged periods of time, the production and injection pipelines and manifolds are not required to be buried below the ground. In colder climates ISR wellfields also need structures to house the manifolds and associated valves and instrumentation to prevent them from freezing. This expense is not necessary in south Texas. The ability to use surface piping reduces wellfield capital costs and reclamation costs.

13.1.4 Wellfield Production

Uranium is produced in wellfields by the dissolution of water-soluble uranium minerals from the deposit using a lixiviant at near neutral pH ranges. The lixiviant contains dissolved oxygen and carbon dioxide. The addition of carbon dioxide increases the bicarbonate level; however, the natural bicarbonate in the ground is generally high enough that additional CO2 is not needed. The oxygen oxidizes the uranium, which is then complexed with the bicarbonate. The uranium-rich solution is then pumped from the production wells to the CPP for uranium concentration with ion exchange (IX) resin. A slightly greater volume of water is recovered from the hydro-stratigraphic unit than is injected, referred to as “bleed”, to create an inward flow gradient towards the wellfields. Thus, overall production flow rates will always be slightly greater than overall injection rates. This bleed solution is disposed, as permitted, via injection into Class I DDW’s.

13.1.5 Production Rates and Expected Mine Life

Flow rate and head grades will be maintained to achieve annual production rate. New wellfields will be developed and commissioned at a rate to ensure adequate head grades are maintained as operating wellfields are depleted to achieve production objectives.

Production rate was calculated using the production model in Figure 13.1. The production model was applied to mineral resources using the following parameters:

●	Average recovery well flow rate of 45 gpm

●	Maximum CPP flow rate of 7,500 gpm

●	Average feed grade of 60 ppm U3O8

●	80% mineral recovery in 32 months

Production forecast by year is illustrated in Tables 19.1 and 19.2. For 2024, the Project’s wellfield solution head grades peaked at approximately 140 mg/L U3O8 and averaged approximately 65 mg/L U3O8.

Figure 13.1: Production Forecast Model

13.2 Mine Development

In February 2023, enCore completed acquisition of the Project from Energy Fuels, Inc establishing ownership of a second south Texas uranium processing plant. In March, the company announced its formal decision to resume commercial operations in early 2024 and commenced pre-construction and drilling activities preparing staging areas, drill pads and identification of equipment requiring maintenance or repair.

From March 2023 to Q2 2024, enCore renovated the CPP with equipment upgrades and refurbishments to the IX, elution and yellowcake processing circuits. During this timeframe, enCore also advanced mine development. The Project includes existing and new near-term production areas such as PAA-6 and PAA-7, which are fully permitted. Development is progressing in PAA-7, and brownfield drilling is being conducted in PAA-8, PAA-9 and PAA-10.

In PAA-7, 943 holes were drilled of which 224 were deemed suitable for further development into injection and production wells. In PAAs 8 through 10, 161 holes were drilled targeting mineralization in multiple horizons.

enCore commenced mining operations in PAA-7 in June 2024 and plans to ramp up production with a progressive process to advance and continually increase output. The plant has an operating flow capacity of 7,500 gpm. A new wellfield will be brought online on a near quarterly basis until the CPP name plate flow rate is achieved. The CPP has a design capacity of 2.0 million pounds U3O8 per year for IX elution, precipitation, slurry filtration, drying and packaging. The CPP has an IX uranium recovery capacity of 1.5 million pounds U3O8 per year through three separate IX circuits.

Flow rate and head grades will be maintained to achieve annual production rate. New wellfields will be developed and commissioned at a rate to ensure adequate head grades are maintained as operating wellfields are depleted to achieve production objectives. See Figure 13.2 Alta Mesa Mine.

13.3 Mining Fleet and Machinery

enCore owns sufficient rolling stock for production and restoration of the mine. Rolling stock and equipment includes pump hoists, cementers, forklifts, pickups, logging trucks, and generators. In addition, several pieces of heavy equipment are on site for excavation of mud pits, road maintenance, and reclamation activities.

Figure 13.2: Alta Mesa Mine

Explanation
Boundaries
1/4 Mile Buffer
Alta Mesa Project
Power_Lines
3-Phase Distribution Line
Single-Phase Distribution Line
Single Circuit Transmission Line
Roads
Two-Track Road
Caliche Road
County Road
Farm-to-Market
State Highway
Pipelines
Crude Oil
Highly Volatile Liquid
Natural Gas
Refined Liquid Product
98°22'W
98°21'W
98°20'W
98°19'W
98°18'W
98°17'W
26°57'N
26°56'N
26°55'N
26°54'N
26°53'N
26°52'N

TEXAS

ALTA MESA PROJECT AREA
Jim Hogg County, TX

**Infrastructure Map**

Date: February 2025

N
0 0.2 0.4 0.8 1.2
Miles
0 0.38 0.75 1.5 2.25
Kilometers

Scale: 1:15,000

14.0	PROCESS AND RECOVERY METHODS

14.1 Processing Facilities

The CPP collects and processes uranium. The CPP processing circuits consists of IX, elution, precipitation, dewatering, drying and packaging. Figure 14.1 is the CPP process flow diagram. Figure 14.2 is the CPP general arrangement.

Part of enCore’s operational plan is to mine uranium from satellite properties processing product at one of the company’s CPPs.

In February 2024, enCore submitted the License R05360 Renewal and Amendment Application to the TCEQ requesting amendment to the existing license activities authorization to construct and operate remote ion exchange (RIX) facilities within the existing license area and to process resin for uranium extraction that is generated from other sources.

RIX are self-contained stand-alone processing facilities with an IX circuit and a resin transfer system. RIX is the same uranium recovery process as IX in the CPP. Once uranium is recovered, loaded resin will be transferred via the resin transfer system and trucked to the CPP.

A description of the uranium recovery process is provided in the remainder of the section.

14.2 Process Flow

14.2.1 Ion Exchange

Uranium is recovered from pregnant lixiviant solution using the IX circuit. The IX circuit consists of three independent parallel process streams of four up-flow columns each that are operated in series. Each IX circuit has a 2,500 gallons per minute operational capacity for a total IX operational capacity of 7,500 gallons per minute. Each IX circuit has four (4) up flow IX columns each containing 500 cubic foot batch of anionic ion exchange resin to capture uranium from the pregnant lixiviant. The circuit does have a secondary downflow IX processing circuit downstream of the up-flow circuits to capture any residual uranium from the up-flow columns effluent. Production and Injection booster pumps are located upstream and downstream of the trains, respectively.

Vessels are designed to provide optimum contact time between pregnant lixiviant and IX resin. An interior stainless-steel piping manifold system distributes lixiviant evenly across the resin. The dissolved uranium in the pregnant lixiviant is chemically adsorbed onto the ion exchange resin. The resultant barren lixiviant exiting the vessels contains less than 2 ppm of uranium and is returned to the wellfield where oxygen and carbon dioxide are added prior to reinjection.

14.2.2 Production Bleed

A bleed is drawn from the injection stream prior to reinjection into the wellfield to maintain control of hydraulic conditions in the production zone. Bleed water is directed into the liquid waste stream and disposed of as discussed is Section 14.4.

14.2.3 Elution Circuit

Loaded resin in the up-flow columns is eluted in-situ stripping uranium from the resin with a brine solution and forming a uranium rich eluate. The uranium rich eluate overflows from the up-flow columns and pumped to eluant tanks. The CPP has three sets of eluant tanks.

Figure 14.1: CPP Process Flow Diagram

FROM MSW
TO WELLFIELD
DRAFT COPY
Revision/Issue
Date
Process Flow Diagram
Mestena Uranium LLC
Alta Mesa Project
Rev.

Figure 14.2: CPP General Arrangement

14.2.4 Precipitation Circuit

Uranium rich eluate is transferred to a precipitation circuit. Sulfuric acid is added to the uranium rich eluate lowering the pH to the range of 2 to 3 where the uranyl carbonate breaks down, liberating carbon dioxide and leaving free uranyl ions. Next, sodium hydroxide (caustic soda) is added to raise the pH to the range of 4 to 5. After this pH adjustment, hydrogen peroxide is added in a batch process to form an insoluble uranyl peroxide (UO2O2.H2O) compound. After precipitation, the pH is raised to approximately 7 and the uranium precipitate slurry is pumped to a filter press. The barren solution is disposed of via a deep injection well.

14.2.5 Product Filtering, Drying and Packaging

After precipitation, yellowcake is removed for washing, filtering, drying and product packaging in a separate building at the CPP. The yellowcake from the filter press is washed to remove excess chlorides and other soluble contaminants. The filter cake is transferred via progressive cavity pump to a yellowcake hopper and then to the yellowcake dryer.

The CPP is equipped with two rotary low temperature vacuum dryers. The yellowcake is dried at temperature ranging from approximately 176 to 212 °F. The dryer is an enclosed unit and heated by circulating propane heated oil through an external jacket. Drying time per batch typically ranges between 9 to 14 hours. The off gases generated during the drying cycle, which are primarily water vapor, are filtered through a bag house to remove entrained particulates and then condensed. Compared to conventional high temperature drying by multi-hearth systems, this dryer has no significant airborne particulate emissions.

The dried yellowcake is packaged into 55-gallon drums for storage before transport by truck to a conversion facility.

The yellowcake drying and packaging stations are segregated within the processing plant for worker safety. Dust abatement and filtration equipment is deployed in this area of the facility. Filled yellowcake drums are stored on a curbed concrete pad until transport.

14.3 Water Balance

The water balance is based on a production maximum flow rate of 7,500 gpm and a 1% bleed to maintain hydraulic control of the mine units. In the CPP water will be used for make-up and washdown at a rate of approximately 12 gpm from a local fresh water supply well. Restoration activities will include 250 gpm feed to an RO, with 175 gpm returned to the wellfield and 75 gpm to a liquid effluent management system that includes the use of six above ground 44,000-gallon storage tanks and water injection into permitted Class I injection wells.

14.4 Liquid Waste Disposal

The Project uses deep disposal wells for disposal of liquid waste generated during production and restoration. Alta Mesa has two disposal wells that are permitted under the TCEQ’s Underground Injection Control Class I permit program.

14.5 Solid Waste Disposal

Waste classified as non-contaminated (non-hazardous, non-radiological) will be disposed of in the nearest permitted sanitary waste disposal facility. Waste classified as hazardous (non-radiological) will be segregated and disposed of at the nearest permitted hazardous waste facility. Radiologically contaminated solid wastes that cannot be decontaminated, are classified as 11.e.(2) byproduct material. This waste will be packaged and stored on-site temporarily and periodically shipped to a licensed 11.e.(2) byproduct waste facility or a licensed mill tailings facility.

14.6 Energy, Water and Process Material Requirements

14.6.1 Energy Requirements

It is estimated that approximately 1 MBTUH of propane will be consumed to operate one dryer for 12 hours per day. enCore studies have shown that electrical consumption is approximately 8.95 kw per pound of U3O8 produced.

14.6.2 Water Requirements

Bleed from the production stream is treated by RO and permeate is used to supplement fresh water in the various plant process. The RO concentrate is sent to disposal. Fresh water is supplied from two Goliad formation wells and used for process make-up, showers, domestic uses, and plant wash-down and yellowcake wash.

15.0	INFRASTRUCTURE

The basic infrastructure (power, water and transportation) necessary to support the project is located within reasonable proximity of the site as further described below and presented in Figure 15.1.

15.1 Utilities

15.1.1 Electrical Power

TXU Energy is the Project’s power provider.

Site electrical is provided via two established power lines run into the plant. AEP Texas is the owner of the main power lines that provide the plant power. Power lines inside the property are owned and installed by enCore.

15.1.2 Domestic and Utility Water Wells

Two water wells are used for domestic and utilities water supply, the Miller well and well 366. The Miller well is used to supply water for toilets, eye wash, laundry and other domestic needs. Well 366 supplies water for plant make-up water for plant processing circuits, wash down as well as drilling water. Both water supply wells are completed in the Goliad Formation.

15.1.3 Sanitary Sewer

Sanitary sewer waste is managed with a septic tank system and evaporation field. The system is designed in accordance with state and local health and sanitation requirements.

15.2 Transportation

15.2.1 Roads

Roads and highways proximal to the Project consist of a two-lane improved caliche base County Road (315) that runs north-south parallel to eastern Project boundary, Ranch to Market Roads 755 and 430, and U.S. Highway 281, which is approximately 10 miles east of the site and is the major north-south highway through the Rio Grande Valley.

Roads within the Project area are unimproved or have an improved caliche base.

15.3 Buildings

15.3.1 Central Processing Plant

The CPP is a partially open-air and partially enclosed facility located on a fully contained concrete foundation. The IX, elution and precipitation circuits are all open-air, the filtration circuit is partially covered, and the drying circuit is enclosed. Chemical storage is also located on the CPP foundation.

15.3.2 Office

Two office facilities are located on-site, Administration and Environmental-Safety to accommodate management, administrative, technical, regulatory and safety services for the project. The facilities are outfitted with all equipment, materials and supplies to ensure efficient operation of those functions. The Administration facility will accommodate approximately 30 personnel, with offices, conference/meeting room, administration, kitchen/lunchroom, and restroom facilities. The Environmental-Safety facility accommodates about 15 people with offices, a meeting room, kitchen/lunchroom and restroom facilities.

15.3.3 Maintenance Shop and Warehouse

A maintenance shop and warehouse facility are located on-site.

The shop is for maintenance and repair of rolling stock, and other equipment. The shop is outfitted with all equipment, material and supplies to ensure efficient maintenance and repair support of the site. The shop has office space, lunchroom, as well as change room with restroom and shower facilities. The shop also has storage for commonly used supplies and materials.

The shop is outfitted with all equipment, materials and supplies to ensure efficient warehouse operations. The warehouse shares office space, lunchroom and restroom facilities with Maintenance.

15.3.4 Diesel and Gasoline Storage

Diesel and gasoline are stored on-site in individual tanks. Tanks are manufactured for the use of fuel storage and are double walled for spill leak prevention. Tanks are set in a concrete containment area to prevent potential environmental impacts from leaks or spills. Diesel and gasoline transfer pumps are used to refuel vehicles, heavy equipment, and miscellaneous small equipment.

15.3.5 Laboratory

A laboratory is on-site for testing and sample analysis, as well as storage for sample receipts, sample preparation, chemicals, and analytical documentation. The laboratory is in a controlled access portion of the Administration building.

15.3.6 Geophysical Logging Facility

The on-site logging facility has an office building, covered storage, and PFN calibration test pits. The facility is outfitted with all equipment, materials and supplies to ensure efficient logging operations. The office building has office space, lunchroom and restrooms.

Figure 15.1: Project Infrastructure

Explanation
Boundaries
1/4 Mile Buffer
Alta Mesa Project
Power_Lines
3-Phase Distribution Line
Single-Phase Distribution Line
Single Circuit Transmission Line
Roads
Two-Track Road
Caliche Road
County Road
Farm-to-Market
State Highway
Pipelines
Crude Oil
Highly Volatile Liquid
Natural Gas
Refined Liquid Product
98°22'W
98°21'W
98°20'W
98°19'W
98°18'W
98°17'W
26°57'N
26°56'N
26°55'N
26°54'N
26°53'N
26°52'N

TEXAS

ALTA MESA PROJECT AREA
Jim Hogg County, TX

**Infrastructure Map**

Date: February 2025

N
0 0.2 0.4 0.8 1.2
Miles
0 0.38 0.75 1.5 2.25
Kilometers

Scale: 1:15,000

16.0	MARKET STUDIES

16.1 Uranium Market

The uranium market is experiencing a global renaissance as people around the world work to develop clean and reliable sources of energy. This market rise is supported by growing support for nuclear power and government efforts through legislative subsidies to reduce carbon emission, advancements nuclear technologies, and to ensure domestic fuel supplies.

The United States, which is the world’s largest consumer of uranium is also a minimal producer. Production in the United States has dropped from varying levels of 2.0 to 5.0 million pounds U3O8 produced, between 2000 to 2017, to less than 0.5 million pounds produced in 2023 (ref., USEIA, 2023). To meet US demand, which is more than 48.0 million pounds of U3O8 annually, the US is importing supply from around the world.

Therefore, companies such as enCore are positioning themselves to participate in this improving market producing and supplying uranium from its diverse asset portfolio.

16.2 Uranium Price Projection

enCore’s uranium price forecast is based on TradeTech’s Uranium Market Study 2023: Issue 4 and the report has been read by the qualified person. Based on TradeTech’s study and analysis of the uranium market, TradeTech forecasts SPOT LOW, SPOT HIGH, and TERM prices in Real US$/lb U3O8. enCore has assumed that spot pricing will be an average of the annual spot high and spot low prices. enCore has also assumed portfolio pricing will be a mix of average spot and term sales prices. Using this approach, enCore’s is using a uranium sales price that ranges from $82.00 to $85.75, with an average LOM sales price of $83.43, for the economic analysis.

16.3 Contracts

enCore’s contracting and sales strategy is defined by a blend of pricing collars and exposure to the spot market. enCore has six sales agreements with five U.S. nuclear utilities that includes three large multi-reactor operators and one legacy contract with a trading firm. Contracts are structured with pricing that reflects market conditions at the time of execution with floors and ceilings that are adjusted annually for inflation. Inflation adjusted floor and ceiling prices provide base levels of revenue assuring an operating margin while providing significant upside exposure to spot market pricing. At current prices, enCore plans to contract less than 50% of planned production rates but contracting will likely increase if spot prices begin to spike. enCore’s current contracts represent less than 30% of planned production through 2032 and the company is reviewing other contracting opportunities.

17.0	ENVIRONMENTAL STUDIES, PERMITTING, AND PLANS, NEGOTIATIONS, OR AGREEMENTS WITH LOCAL INDIVIDUALS OR GROUPS

17.1 Environmental Studies

Mesteña conducted an environmental baseline data collection program the results of which were included in the RML application dated June 1, 2000. The company performed environmental sampling programs to characterize pre-mining conditions related to geology, surface hydrology, sub-surface hydrology, geochemistry, wetlands, air quality, vegetation, soil, wildlife, archeology, meteorology, and background radionuclide concentrations in the environment.

In addition to the baseline environmental data, TDH staff prepared an Environmental Assessment of the project. The EA addressed environmental issues associated with the construction, operation, and decommissioning of the proposed ISR facility, as well as ground water restoration at the facility. The EA and the Applications submitted for Class I and Class III IUC permits were used as the basis for approval of the Alta Mesa license application.

The EA indicates that moderate to significant environmental concerns are unlikely for the Project. There are no known environmental issues that could materially impact enCore’s ability to extract the mineral resource.

The license and mine permit applications were developed to document baseline conditions, describe the proposed operations and evaluate the potential for impacts to the environment. The applications were submitted to and approved by the TCEQ. Evaluation subjects included: existing and anticipated land use, transportation, geology, soils, seismic risk, water resources, climate/meteorology, vegetation, wetlands, wildlife, air quality, noise, and historic and cultural resources. Additionally, socioeconomic characteristics in the vicinity of the Property were evaluated. In these evaluations, no impacts from project development were identified that could not be mitigated.

The Texas Bureau of Radiation Control issued final approval of the Mesteña RML in November of 2002 and since then the license has been amended 19 times, the most recent one occurring July 17, 2023.

Discussion of the results of the potential impacts of the project included below.

17.1.1 Potential Wellfield Impacts

The injection of treated groundwater as part of uranium recovery or as part of restoration of the production zone is unlikely to cause changes in the underground environment except to restore the water quality consistent with baseline or other TCEQ approved limits and to reduce mobility of any residual radionuclides. Further, industry standard operating procedures, which are accepted by TCEQ and other regulating agencies for ISR operations, include a regional pump test prior to licensing, followed by more detailed pump tests after licensing and before production, for each individual mine area (mine unit).

During wellfield operations, potential environmental impacts include consumptive use, horizontal fluid excursions, vertical fluid excursions, and changes to groundwater quality in production zones. As the federal regulator under the Atomic Energy Act, the U.S. Nuclear Regulatory Commission (“NRC”) has conducted a thorough analysis in the Generic Environmental Impact Statement for In-Situ Uranium Leach Uranium Milling Facilities (NUREG-1910), the NRC concluded that that impacts of wellfield operations on the environment will be small. Wellfield operations will have environmental effects that are either not detectable or are so minor that they will neither destabilize nor noticeably alter any important attribute of the area’s groundwater resources.

TCEQ staff concluded the potential environmental impact of consumptive groundwater use during wellfield operation will be small at the Project because such consumptive use will result in limited drawdown near the project area, water levels will recover relatively rapidly after groundwater withdrawals cease. The TCEQ has granted approval of the permit after considering important site-specific conditions such as the proximity of water users’ wells to wellfields, the total volume of water in the production hydro-stratigraphic units, the natural recharge rate of the production hydro-stratigraphic units, the transmissivities and storage coefficients of the production hydro-stratigraphic units, and the degree of isolation of the production hydro-stratigraphic units from overlying and underlying hydro-stratigraphic units.

TCEQ staff also concluded the potential environmental impact from horizontal excursions at the Project will be small. This is because i) EPA will exempt a portion of the uranium-bearing aquifer from protection as a source of underground drinking water, according to the State equivalent criteria under 40 CFR 146.4, ii) enCore is required to submit wellfield operational plans for TCEQ approval, iii) inward hydraulic gradients will be maintained to ensure groundwater flow is toward the production zone, and iv) enCore’s TCEQ mandated groundwater monitoring plan will ensure that excursions, if they occur, are detected and corrected.

Similarly, potential impacts from vertical excursions were concluded by TCEQ staff to be small. The reasons given for the conclusion included:

●	uranium-bearing production zones in Goliad Formation and are hydrologically isolated from adjacent aquifers by thick, low permeability layers,

●	there is a prevailing upward hydraulic gradient across the major hydro-stratigraphic units; and,

●	enCore is required to implement a mechanical integrity testing program to mitigate the impacts of potential vertical excursions resulting from borehole failure.

Lastly, potential impacts of wellfield operations on groundwater quality in production zones were concluded by TCEQ staff to be small because enCore must initiate groundwater restoration in the production zone to return groundwater to Commission-approved background levels, EPA MCL’s or to TCEQ approved alternative water quality levels at the end of ISR operations.

17.1.2 Potential Soil Impacts

TCEQ staff have concluded that potential impacts to soil during all phases of construction, operation, groundwater restoration, and decommissioning of the Project will be small. During construction, earthmoving activities (topsoil clearing and land grading) associated with the construction of the Project’s access roads, wellfields, and pipelines will be minimal. Topsoil removed during these activities will be stored and reused later to restore disturbed areas. The limited areal extent of the construction area, the soil stockpiling procedures, the implementation of best management practices, the short duration of the construction phase, and mitigative measures such as reestablishment of native vegetation will further minimize the potential impact on soils due to construction activities.

During groundwater restoration, the potential impact to soils from spills and leaks of treated wastewater will be comparable to those described for the operations phase. During decommissioning, disruption or displacement of soils will occur during facility dismantling and surface reclamation; however, disturbed lands will be restored to their pre-ISR land use. Stored topsoil will be spread on reclaimed areas, and the surface will be graded to its original topography.

The following proposed measures will be used to minimize the potential impacts to soil resources:

●	Salvage and stockpile topsoil from disturbed areas.

●	Reestablish temporary or permanent native vegetation as soon as possible after disturbance utilizing the latest technologies in reseeding and sprigging, such as hydroseeding.

●	Decrease runoff from disturbed areas by using structures to temporarily divert and/or dissipate surface runoff from undisturbed areas.

●	Retain sediment within the disturbed areas by using silt fencing, retention ponds, and hay bales.

●	Drainage design will minimize potential for erosion by creating slopes less than 4 to 1 and/or provide riprap or other soil stabilization controls.

●

Construct roads using techniques that will minimize erosion, such as surfacing with a gravel road base, constructing stream crossings at right angles with adequate embankment protection and culvert installation.

●	Use a spill prevention and cleanup plan to minimize soil contamination from vehicle accidents and/or wellfield spills or leaks.

17.1.3 Potential Impacts from Shipping Resin, Yellowcake and 11.e.(2) Materials

The Project operations will require truck shipment of resin, yellowcake and 11.e.(2) materials.

17.1.3.1 Ion Exchange Resin Shipment

Since all the resin loading operations at Project will occur at the main processing facility there will be no need to transfer ion exchange resin by truck. This will eliminate any potential impacts to soil from resin spills during transport by truck

For future development, it is anticipated that loaded resin will be transported by tanker trucks from remote RIX’s to the Alta Mesa Plant. The radiological risk of these shipments is lower than shipping finished yellowcake because

●	loaded resin has lower uranium concentrations than yellowcake concentrates,

●	uranium is chemically bound to resin beads; therefore, it is less likely to spread and easier to remediate in the event of a spill, and

●	loaded resin shipments are transported over shorter distances between the satellite and CPP versus over-the-road yellowcake shipments which are transported from site to a conversion facility.

The NRC regulations at 10 CFR Part 71 and the U.S. Department of Transportation regulations for shipping ion exchange resins, which are enforced by TCE, also provide confidence that safety is maintained and the potential for environmental impacts regarding resin shipments remains small. (ref. US NRC, 2009 and 2014).

17.1.3.2 Yellowcake Shipment

After yellowcake is produced at the Alta Mesa processing facility, it is transported to a US approved conversion plant for sampling and conversion to uranium hexafluoride (UF6). NRC and others have previously analyzed the hazards associated with transporting yellowcake and have determined potential impacts are small. Previously reported accidents involving yellowcake indicate that in all cases spills were contained and cleaned up quickly (by the shipper with state involvement) without significant health or safety impacts to workers or the public. Safety controls and compliance with existing transportation regulations in 10 CFR Part 71 add confidence that yellowcake can be shipped safely with a low potential for adversely affecting the environment. Transport drums, for example, must meet specifications of 49 CFR Part 173, which is incorporated in NRC regulations at 10 CFR Part 71. To further minimize transportation-related yellowcake releases, delivery trucks are recommended to meet safety certifications and drivers must hold appropriate licenses).

17.1.3.3 11. e.(2) Shipment

Operational 11.e.(2) byproduct materials (as defined in the Atomic Energy Act of 1954, as amended) will be shipped from the Alta Mesa Project by truck for disposal at a licensed disposal site. All shipments will be completed in accordance with applicable NRC requirements in 10 CFR Part 71 and U.S. Department of Transportation requirements in 49 CFR Parts 171–189. Risks associated with transporting yellowcake were determined by NRC to bound the risks expected from byproduct material shipments, owing to the more concentrated nature of shipped yellowcake, the longer distance yellowcake is shipped relative to byproduct material, and the relative number of shipments of each material type. Therefore, potential environmental impacts from transporting byproduct material are considered small (ref., USNRC, 2009 and 2014).

17.2 Socioeconomic Studies and Issues

The Texas Mining and Reclamation Association (TMRA) commissioned a study in May 2011 by the Center for Economic Development and Research at the University of North Texas that examined the economic and fiscal impacts of uranium production in Texas. It found that the Texas uranium mining industry not only contributes $311 million annually in economic impact to local economies but also helps those economies grow by attracting additional business and industry.

All phases of the Alta Mesa Project require materials and supplies needed for construction, operation, and closure which will be purchased from local, state, and regional suppliers and vendors. The most common growth because of the project has been seen in sectors such as food services, wholesale trade, mining support services, architectural and engineering, real estate and healthcare.

Effects to infrastructure and services such as roads/traffic, school enrollment, utilities (supply and capacity), commodity prices, tax burden, and emergency medical services are sensitive to the ultimate location or relocation of additional workers. enCore expects that most of the workers employed during the operational phase of the Alta Mesa Project would come from various communities in the immediate area such as Falfurrias, Encino, Hebbronville, Edinburg, and Rio Grande City resulting in no additional impacts to the above-mentioned infrastructure and services.

In summary, since the maximum increase in population due to anticipated employment needs for the project is insignificant, effects to infrastructure and services are not anticipated in Brooks or neighboring counties. The expansion of the Alta Mesa project should therefore involve minimal negative impacts to the community.

17.3 Permitting Requirements and Status

The most significant permits and licenses required to operate the Project are (1) the Source and Byproduct Materials License, which was issued by TCEQ (formerly Texas Bureau of Radiation Control) in 2002; (2) the Mine Area Permit issued by TCEQ in April 2000; and (3) Production Area Authorizations (UIC Class III) issued at various times since April 2000, two deep injection non-hazardous disposal wells (V wells) issued by TCEQ in April 2000 and an aquifer exemption issued by USEPA in 2002 and the area was expanded in a revised Aquifer Emption dated 2009.

PAA-1 has been mined, and the groundwater restoration has been approved by the TCEQ. PAA-2 through PAA-6 are either in standby or in the process of groundwater restoration. PAA-7 is currently being mined.

The status of the various federal and state permits and licenses are summarized in Table 17.1.

Table 17.1: Permitting Status

Permit/License	Status

FCC - Radio License FRN0020106654	Active

Sewage System OSSF	Active

PAA-1	Active

PAA-2	Active

PAA-3	Active

PAA-4	Active

PAA-5	Active

PAA-6	Active

PAA-7	Active

Uranium Exploration Permit 125	Active

Radioactive Material License - R05360	Timely Renewal

L05939 - Sealed Source RML for PFN	Active

TCEQ Aquifer Exemption	Active

EPA Aquifer Exemption	Active

UIC Class III Mine Area Permit UR03060	Timely Renewal

USCOE 404 exemption SWG-1998-02466	Active

UIC Class I disposal well permit WDW-365	Active

UIC Class I disposal well permit WDW-366	Active

17.4 Community Affairs

The Project is located within the private land holdings of the Jones Ranch, founded in 1897. The Jones Ranch comprises approximately 380,000 acres. The ranch holdings include surface and mineral rights including oil and gas and other minerals including uranium. Active uses of the ranch lands in addition to uranium exploration and production activities include agricultural use (Cattle), oil and gas development, and private hunting.

The Project is located in Brooks County, Texas. Brooks County is generally rural and according to the 2020 United States Census, there were 7,076 people living in the county. The population density was 7.5 people per square mile.

The Alta Mesa project area is permitted for ISR mining and recovery of uranium and has been in operation (active and standby) since 2002. Since the project is located on a large ranch that controls both surface and mineral rights and the ranch is in a rural county in south Texas, there have only been positive reactions from the local community. In the past 20 years of operations the project has been well received by the surrounding community and there have been no public objections to the project.

17.5 Project Closure

Decommissioning, reclamation, and restoration at each project site is comprised of primary activities that include the following:

●	Groundwater restoration within affected wellfields

●	Plugging and abandonment of injection, production, and monitor wells

●	Radiological decontamination and/or demolition of buildings, process vessels, and other structures, in the affected areas

●	Removal of the CPP and auxiliary structures

●	Soil reclamation of restored wellfields and processing areas

●	Plugging and abandonment of WDW-365 and WDW-366

When site decommissioning is complete, the land and underlying water will have been returned to those conditions described in baseline environmental programs within applicable permits and licenses, mitigating any long-term impact of the mining activity. Final decommissioning will take place after all mining and groundwater restoration is complete.

Groundwater restoration is accomplished as wellfields are mined out. Cased wells will be plugged as soon as groundwater restoration is complete and approved by the TCEQ.

Before release of an area to unrestricted use, enCore will provide information to TCEQ verifying that radionuclide concentrations meet applicable regulatory standards. Specifically, any byproduct contaminated soils will be removed to levels required in 30 TAC §336.356(a).

Equipment will not be released unless it meets the surface contamination criteria of 30 TAC §336.364. Solid byproduct material which does not meet the release criteria of 30 TAC §336.364 will be disposed of off-site at a licensed uranium mill tailings facility. Currently, enCore utilizes the White Mesa Mill in Blanding, Utah for disposal of byproduct material.

Both the surface reclamation plan and groundwater restoration plan are intended to return areas affected by mining activities to a condition which supports the pre-mining land uses of cattle grazing, and wildlife habitat.

17.5.1 Byproduct Disposal

The 11.e.(2) or non-11.e.(2) byproduct disposal methods are discussed in Section 20. Deep disposal wells, landfills, and licensed 11.e.(2) facilities will be used depending on waste classification and type.

17.5.2 Well Abandonment and Groundwater Restoration

Groundwater restoration will begin as soon as practicable after uranium recovery is completed in each wellfield. If a depleted wellfield is near an area that is being recovered, a portion of the depleted area’s restoration may be delayed limiting interference with the on-going mining operations.

Groundwater restoration will require the circulation of native groundwater and extraction of mobilized ions through reverse osmosis treatment and subsequent reinjection of the RO permeate. The intent of groundwater restoration is to return the groundwater quality parameters consistent with that established during the pre-operational sampling for each wellfield. As previously noted, groundwater from the production aquifer does not meet EPA drinking water standards, as established in the site characterization baseline data.

Restoration estimates assume up to six pore volumes of groundwater will be extracted and treated by reverse osmosis. Following completion of successful restoration activities, stability monitoring, and regulatory approval, the injection and recovery wells will be plugged and abandoned in accordance with TCEQ regulations. Monitor wells will also be abandoned following verification of successful groundwater restoration.

17.5.3 Demolition and Removal of Infrastructure

Simultaneous with well abandonment operations, the trunk and feeder pipelines will be removed, tested for radiological contamination, segregated as either solid 11.e.(2) or non-11.e.(2), then chipped and transported to appropriate disposal facilities. The facilities’ processing equipment and ancillary structures will be demolished, tested for radiological properties, segregated and either scrapped or disposed of in appropriate disposal facilities based on their radiological properties.

17.5.4 Reclamation

All disturbances will be reclaimed including wellfields, plant sites and roads. The site will be re-graded to approximate pre-development contours, and the stockpiled topsoil placed over disturbed areas. The disturbed areas will then be seeded.

17.6 Financial Assurance

The Project has financial security in the form of a bond for the estimated total facility closure costs which include groundwater restoration, facility decommissioning and reclamation. Two other bonds are in place to cover the cost of well closure and abandonment of the Class III wells and the two Class I wells. The financial surety is based on the estimated previous year’s costs plus the cost for reclamation for the current years planned activities. The cost estimates assume closure by a third-party contactor including a 25% contingency. These cost estimates are reviewed and approved by TCEQ annually. The financial security instrument is in the name of the TCEQ.

17.7 Adequacy of Mitigation Plans

It is the QP’s opinion that enCore’s plans to address any issues related to environmental compliance, permitting and local individuals or groups are adequate. enCore is proactive with an ongoing community affairs program maintaining routine contacts with landowners, local communities, businesses, and the public. The company has good relationships with regulatory agencies and is a proactive steward of the Project.

18.0	CAPITAL AND OPERATING COSTS

Capital and operating costs are on a 100% cost basis. All costs are based on 2024 USD and the estimated production throughput. Cost projections do not contain any estimates associated with development, mining or processing of inferred mineral resources.

18.1 Capital Cost Estimates

Estimated capital costs are $25.9 with major component costs listed in Table 18.1. Labor costs for wellfield construction are included in wellfield development costs. Table 18.2 is the capital cost forecast by year.

Table 18.1: Major Capital Components

Major Components	Cost US$000s (No Sales Tax)

Plant Refurbishments	$ 2,500

Wellfields	$23,400
$25,900

Table 18.2: Capital Cost Forecast by Year

Table 18.2: Capital Cost Forecast by Year Cash Flow Line Items Units Total or Average $ per Pound 2025 2026 2027 2028 2029 2030 2031 2032 2033 2034 2035 2036 2037 2038 Less: Plant Development Costs\ US$000s $2,500 $1.21 $2,500 $0 $0 $0 $0 $0 $0 $0 $0 $0 $0 $0 $0 $0 Less: Wellfield Development Costs US$000s $23,431 $11.33 $3.546 $3.976 $4,533 $3.556 $4.598 $2,475 $655 $91 $0 $0 $0 $0 $0 Capital Costs US$000s $25,931 $12.54 $6,046 $3.976 $4.533 $3,556 54.598 $2,475 $655 $91 $0 $0 $0 $0 $0 $0

18.2 Operating Cost Estimates

Estimated operating costs for plant and wellfield operations, product transaction, administrative support, decontamination, and decommissioning, and restoration are presented in Table 18.3: Operating Cost Components and over the LOM in Table 18.4: Operating Cost Forecast by Year.

Wellfield operating costs include electricity, replacement wells and associated equipment, rental equipment, rolling stock, equipment fuel and maintenance, and wellfield chemicals.

Plant operating expenses include plant chemicals, electricity, equipment fuel and maintenance, waste management operations, rentals and supplies, RO operations and product handling.

Product transaction costs include costs for product shipping and conversion fees.

D&D and restoration costs include costs for restoration of the wellfields, decontamination and decommissioning of facilities, and reclamation of the site.

Administrative support costs include corporate overhead and technical support costs as well as taxes, insurance, salaries, rent, legal fees, land and mineral acquisitions, permit and license application costs, regulatory fees, insurance, office supplies and financial assurance.

Operating costs are estimated to be $27.44 per pound of U3O8. The basis for operating costs is planned development and production sequence and quantity, in conjunction with past production knowledge.

Labor costs associated with wellfield and plant operations, restoration and administration are included in operating costs.

18.3 Cost Accuracy

The Project is an operating mine, and capital and operating cost estimates are very accurate. Costs are based on current actual costs and budgetary estimates.

To assess the accuracy of capital and operating costs and cost estimates, the QP has reviewed actual costs and methods used to arrive at actuals and estimates.

As part of this analysis, the QP has taken into consideration the completeness of relevant factors in review of actual costs and cost estimates. Relevant factors considered include site infrastructure, mine design and planning, processing plant, environmental compliance and permitting, capital costs, operating costs and economic analysis.

With respect to site infrastructure, access roads, plant and other infrastructure are in place. All utilities are in place and actual costs are used for budgeting.

The mining method is employed, and mines are in operation, construction and planning. Development and production plans have been implemented, and the required equipment fleet is operational.

The CPP is operational and fit for purpose.

Permits and licenses are active, and the Project is in environmental compliance.

An economic analysis is included. Taxes are evaluated and described in detail. Revenues are estimated based on a detailed market analysis and economics are assessed in detail using an after-tax discounted cash flow analysis.

It is the QP’s opinion that the accuracy of capital and operating cost estimates does comply with § 229.1302 of Regulation S–K for a technical report summary.

Table 18.3: Operating Cost Components

Table 18.4: Operating Cost Forecast by Year

Table 18.4: Operating Cost Forecast by Year 1 Cash Flow Line Items Units Total or $per Pound 2025 2026 2027 2028 2029 2030 2031 2032 2033 2034 2035 2036 2037 2038 less Plant & wellfield operating Costs Less product transactions Costs less administrative support Costs less D&D. and restoration costs ‘.UXMs us$000s .us$000s $38,955 $1,209 $10,519 $6,070 $18 84 $0 58 $5.09$2 94 $5 979 $183 $1 504 $0 $6 386 $205 $1 504 $0 $6 912 $234 $1.504 $0 $5 988 $183 $2002 $0 $6 974 $237 $2 002 $346 $3 324 $128 $2002 $346 $1 341 $34 $0’ $779 $686 $5 $0 $980 $333 $0 $0 $1,144 $133 $0 $0 $958 $233 $0 $0 $665 $233 $0 $0 $651 $2.33 $0 $0 $157 S’ St. $C $44 Operating Costs US$0098 $56,753 $27.44 $7,686 $8,095 $8,651 $8,174 $9,559 $5,800 $2,154 $1,671 $1,478 $1,291 $898 $884 $390 $44

19.0	ECONOMIC ANALYSIS

19.1 Economic analysis

The Project economic analysis illustrates a cash flow forecast on an annual basis using mineral resources and mineral reserves and an annual production schedule for the LOM NPV. A summary of taxes, royalties, and other interests, as applicable to production and revenue are also discussed, as well as the impact of significant parameters such as uranium sales price, and capital and operating costs to economic sensitivity. The analysis assumes no escalation, no debt, no debt interest, no capital repayment and no state income tax since Texas does not impose a corporate income tax.

enCore is using a uranium sales price ranging from $82.00 to $85.75, with an average sales price of $83.43. Price basis is discussed in Section 16.

The economic analysis assumes that 80% of the mineral resources and mineral reserves are recoverable. The pre-tax net cash flow incorporates estimated sales revenue from recoverable uranium, less costs for surface and mineral royalties, property tax in the form of ad valorem, plant and wellfield operations, product transaction, administrative and technical support, D&D, and restoration. The after-tax analysis includes the above information plus depreciated plant and wellfield capital costs, to estimate federal income tax.

Less federal tax, the Projects cash flow is estimated at $83.8 M or $42.89 per pound U3O8. Using an 8% discount rate, the Projects NPV is $66.4 M (Table 19.1). The Projects after tax cash flow is estimated at $64.9 M for a cost per pound U3O8 of $52.03. Using an 8.0% discount rate, the Projects NPV is $51.6 M (Table 19.2).

Table 19.1: Economic Analysis Forecast by Year with Exclusion of Federal Income Tax

Table 19.1: Economic Analysis Forecast by Year with Exclusion of Federal Income Tax Cash flow line items Units Total or Average S per Pound 2025 2026 2027 2028 2029 2030 2031 2032 2033 2034 2035 2036 2037 2038 Uranium Producion as UsOa’ Lbs000s 2.068 313 351 400 314 406 218 58 0 0 0 0 0 0 0 Uranium Pries far U yda3 US$46 $03.43 - 8415 83.75 8315 8200 8350 8350 85.00 85.75 86.75 88.00 8800 8825 8900 8900 Uranium Gross Revenue $0 $172,536 $26 369 $29390 $33306 $25,736 $33,885 $18242 $4917 691 $0 $0 $0 $0 $0 $0 Less: Surface &Mineral Royalifies USSOOOs $5,400 $2.61 $825 $920 $1X42 $806 $1X61 $571 $154 $22 $0 $0 SO SO SO $0 Taxable Revenue USSOOOs $167,135 $25,543 $28X70 $32164 $24X30 532 825 $17,671 $4,763 $669 SO $0 $0 so $0 $0 Less: Property Tax us$ooos $617 $030 $48 $49 $65 $96 $67 568 $54 $55 $56 $58 so $0 $0 so Net Gross Sales USSOOOs $166,518 $25495 $28X21 $32,199 $24X34 $32.758 517.603 $4,709 S6I4 -556 -558 $0 so $0 $0 Less plant wellfield Operating Costs USSCOCs $38.955$ $1184 55379 $6.38€ $6.912 $5988 $6,974 $’.324 $1.34- $666 $333 $33’ $233 $233 $233 $0 less product transactions $3000s $1209 $0.58: $183 $205 $734 $183 $237 $128 $34 $S $0 $< $< $< $< $< less administrative support* costs us$000s $10519 $5.09 $• #04 $1504 $15 04 $2002 S?$2002 $2002 $0 $0 $0 $0 $0c $0 $C $0 less: D&D and restoration costs us$000s $6X70 s; 34 $C $C $C sc $346 $346 $770 $960 $1’44 $95€ $€65 $€51 $157 $44 net operating cash flow USSOCOs SI OS 76* $17129 $20326 $23 #48 $116660 $23 198 $11803 2555 $1057 $1534 $1349 $898 $884 $390K $44 less plant development costs US$C0C, $2300 $• .’i $?#0C $C $C $0 $0 $0 $0 $0 $C $c $c $c $c Less:Wellield Development Costs USSOOOs $23X31 $1113 53.546 $3,976 $4,533 $3,556 $4X98 $2X75 $655 $91 $0 SO $0 so $0 50 Net Before-Tax Cash Flow USSOOOs$83,834 Total cost per pound: Discount Rate NPV $4219 $11,703 $15150 8% 566,393 $19X15 $13,105 $18,600 $9,328 $1,900 -$1,148 $1X34 $1149 $898 $884 $300 $44

Table 19.2: Economic Analysis Forecast by Year with Inclusion of Federal Income Tax

Table 19.2: Economic Analysis Forecast by Year with Inclusion of Federal Income Tax Units Total or Spar Pound 2025 2026 2027 2028 2029 2030 2031 2032 2033 2034 2035 2036 2037 2038 LDSUUUS LSStn 2068 183.43 313 $84 26 $83.75 400 $33 25 314 $82.00 406 $8350 218 $8350 SB $85.00 8 $85.75 0 $86.75 0 $88.00 0 $88.00 0 $88 25 0 $89.00 0 $89.00 USSOOOs 1172,536 326369 $29,390 $33,306 $25,736 $33,885 $18,242 $4,917 $691 10 $0 $0 $0 10 $0 USSOOOs 35.400 32.61 $825 $920 $1,042 $806 $1,061 $571 $154 $22 90 $0 $0 $0 $0 $0 USSOOOs 1167,135 325,543 $28,470 $32264 $24,930 $32,825 $17,671 $4,763 $669 $0 $0 $0 $0 $0 $0 USJOOOs 1617 3030 $48 $49 $65 $96 $67 $68 $54 $55 $56 $58 $0 $0 so So USSOOOs 3166.518 325,495 $28,421 $32,199 $24,634 $32,758 $17,603 $4,709 $614 -$56 -$58 $0 $0 $0 so URIC Me 131.075 IN 84 MS.’S 38 38€ $69-7 $5 587 $6 514 $5324 $134’ $6>6 $333 $33$ $233 $233 $>33 IC U8K Ms 11 KO $: 58 3183 $236 $234 $183 $237 1’28 $54 15 $3 IC K $i IC us$000s 11CS10 S3 OS $•’34 $’534 $•534 $2X02 $2”2 $2X2 $3 $3 $3 $0 $0 $0 $0 sc USCOCs MW 32 M $0 $C $< $346 $346 $778 $883 $1’44 $858 $885 $651 $15/ $44 USSOOOs 3109,765 317,829 $20,326 $23548 $16,660 $23,198 $11,803 $2,555 -$1,057 -$ 1,534 -$1349 â– $898 -$884 -1390 $44 USCXa MW $221 51205 $932 $665 $476 $475 $476 $238 $3 $0 $0 $0 $0 $0 so uSOOCa VW $3.82 $558 $558 $558 $558 $558 $558 $558 $558 $558 $558 M58 $558 $558 $558 USCXa $23,431 $11.33 $563 $2,094 $3,083 $3 332 $3,577 $3,181 $2574 $2347 $1387 $891 $538 $164 $0 $0 USOOOs $73,866 315,403 $16,742 $19241 $12295 $18,568 $7,589 -$814 -$3,662 -$3,479 -$2,798 -$1,994 -$1,606 -$948 -S602 USOOOs 118,889 $9.13 $3253 $3,516 $4fl41 $2582 $3,904 $1594 $0 $0 $0 $0 $0 SO SO so USOOOs $54,508 312239 $13226 $15201 $9,713 $14,635 $5,995 -$814 -S3.662 -$3,479 -$2,798 -$1,994 -$1,606 -$948 -$602 USSOOOs $36,368 517.59 $2336 $3584 $4307 $4266 $4,610 $4215 $3,369 $2,605 $1,945 $1,449 $1,096 $722 $558 $558 US$0006 32,500 $121 32,500 $0 $0 50 $0 $0 $0 $0 $0 $0 $0 $0 $0 So USSOOOs $23,431 $1133 53.546 $3,976 $4533 $3,556 $4598 $2,475 $655 $91 $0 $0 $0 $0 SO so USOOOs 164.945 18,529 $12,334 $14,974 $10523 $14,697 17.735 $1,900 -11.148 -$1,534 -11.349 -1898 -1884 -S3 90 -144 Discount Rate 8% NPV $51500

19.2 Taxes, Royalties and Other Interests

19.2.1 Federal Income Tax

Total federal income tax for LOM is estimated at $18.9 M for a cost per pound U3O8 of $9.13. Federal income tax estimates do account for depreciation of plant and wellfield capital costs.

19.2.2 State Income Tax

The state of Texas does not impose a corporate income tax.

19.2.3 Production Taxes

Production taxes in Texas include property tax in the form of ad valorem tax.

The Projects personal property (i.e., uranium facilities, buildings, machinery and equipment) are subject to property tax by the following taxing jurisdictions: Brooks County, Brooks County Roads & Bridges, Brooks County Independent School District, Brooks County Farm to Market & Flood Control Fund and Brush Country Groundwater Conservation District.

In 2024, Alta Mesa personal property was valued at $1,352 M and subject to the following tax rates resulted in 2024 property tax of $0.03 M.

Table 19.3: Alta Mesa 2024 Property Tax Information

Taxing Jurisdiction	Tax Rate	Market Value	Estimated Tax

Brooks County	0.792191	$1,351,720	$10,708
Brooks County Rd & Bridges	0.069828		$943.88
Brooks County ISD	1.323800		$17,894
Brooks CO FM & FC	0.038828		$524.85
Brush County Groundwater Conservation District	0.010791		$145.86

	2.24		$30,216

(https://esearch.brookscad.org/Property/View/162755?year=2024&ownerId=138685)

Ad valorem tax is estimated to increase by 15% per year over LOM. The total production tax burden for LOM is estimated at $0.62 M for a cost per pound U3O8 of $0.30.

19.2.4 Royalties

Royalties are assessed on gross proceeds. The project is subject to a cumulative 3.0% surface and mineral royalty at an average LOM sales price of $83.43 per lb. U3O8 for $5.4 M or $2.61 per pound.

19.3 Sensitivity Analysis

19.3.1 NPV v. Uranium Price

This analysis is based on a variable commodity price per pound of U3O8 and the cash flow results. The Project is most sensitive to changes in the price of uranium. A $5.0 change in the price of uranium can have an impact to the NPV of more than $8.0 M at a discount rate of 8%. See Figure 19.1.

Figure 19.1: NPV v. Uranium Price

19.3.2 NPV v. Variable Capital and Operating Cost

The Project NPV is also sensitive to changes in either capital or operating costs as shown on Figure 22.2 (NPV v. Variable Capital and Operating Cost). A 5% change in the operating cost can have an impact to the NPV of approximately $2.0 M based on a discount rate of 8% and a uranium price of $83.43 per pound of U3O8. Using the same discount rate and sales price, a 5% change in the capital cost can have an impact to the NPV of approximately $1.0 M.

Figure 19.2: NPV v. Variable Capital and Operating Cost

20.0	ADJACENT PROPERTIES

There are no operating uranium mines near the Project. The deposits mined at the Project continue off the property trending onto the adjacent Garcia property. Chevron conducted exploration drilling on the Garcia properties in the 1970’s confirming the existence of the uranium mineralization. Historic data and reports exist for this area, however, the author of this Technical Report has not verified the information.

21.0	OTHER RELEVANT DATA AND INFORMATION

21.1 Other Relevant Items

As with any mining property there are risks to the Project and the key risk is with respect to the quantity of mineral resources that can be converted to mineral reserves.

enCore acquired and made the decision to place the Project into production without first establishing mineral reserves supported by a technical report and completing a feasibility study. enCore made this decision based on the management team’s working knowledge of the Project. Several members of enCore’s management and technical team previously worked on the Project, and in some instances were involved with the early stages of the Project when it was initially built and operated by Mesteña.

Since the Project is permitted and licensed and in good standing, existing infrastructure required relatively minimal rehabilitation, the Project is located in a pro-business jurisdiction with an experienced work force, and most importantly the Project has a substantially sized contiguous land position with previously identified mineralization and considerable Inferred mineral resources, the company made the decision to aggressively advance the Project, foregoing technical assessment, and taking advantage of the upswing in the uranium market.

The company is aware of the potential concern regarding the risk to the Project of economic failure; however, believe the risk is low due to the points noted above. However, to avoid making misleading disclosure, enCore discloses that its production decision was not based on a feasibility study of mineral reserves demonstrating economic viability and there is uncertainty and economic risk associated with the production decision.

22.0	INTERPRETATION AND CONCLUSIONS

Based on the quality and quantity of geologic data, stringent adherence to geologic evaluation procedures and thorough geological interpretative work, deposit modeling, resource estimation methods, historic and recent production, quality and substantial quantity of historic and recent detailed cost inputs, and a detailed economic analysis, the QP responsible for this report considers that the current mineral resource estimates are relevant and reliable.

Less federal tax, the Projects cash flow is estimated at $83.8 M or $42.89 per pound U3O8. Using an 8% discount rate, the Projects NPV is $66.4 M. The Projects after tax cash flow is estimated at $64.9 M for a cost per pound U3O8 of $52.03. Using an 8.0% discount rate, the Projects NPV is $51.6 M.

Estimated capital costs are $25.9 M and includes $23.4 M for wellfield development and $2.5 M for refurbishment of the CPP and associated infrastructure.

Operating costs are estimated to be $27.44 per pound of U3O8. The basis for operating costs is planned development and production sequence and quantity, in conjunction with historic site production results.

22.1 Risk Assessment

As with any mining property, there are project risks. Those risks have been identified and can be de-risked with proper planning. The following sections discuss these risks.

22.2 Mineral Resources and Mineral Reserves

enCore decided to put the Project into production without first establishing mineral reserves supported by a technical report and completing a feasibility study. enCore made this decision based on the management team’s familiarity with the Project. Several members of enCore’s management and technical team were previously involved with the early stages of the Project when it was initially built and operated by Mesteña Uranium LLC. The team is intimately knowledgeable with the Project and because of the Project’s mineral resources, permitting and licensing status, existing infrastructure, favorable land position and infrastructure, the company made the decision to aggressively advance the Project, foregoing technical assessment, and taking advantage of the upswing in the uranium market.

Therefore, there is the risk to the project of economic failure. To avoid making misleading disclosure, enCore has not based it’s production decision on a feasibility study of mineral reserves demonstrating economic viability and there is uncertainty and economic risk associated with the production decision.

22.3 Uranium Recovery and Processing

Historic and enCore’s 2024 production demonstrates that uranium recovery is economically achievable, grade, flow rate and mine recovery can be determined with a high level of certainty.

A potential risk to meeting the production and thus financial results will be associated with the success of wellfield operation and the efficiency of recovering uranium. A potential risk in the wellfield recovery process depends on whether geochemical conditions that affect solution mining uranium recovery rates from the mineralized zones are comparable to previously mined area. If they prove to be different, then potential efficiency or financial risks might arise.

Capacity of wastewater disposal systems is another process risk. Limited capacity of deep disposal wells can affect the ability to achieve production and timely groundwater restoration. enCore has two Class I wells in operation and if disposal capacities were to decrease, then operational and financial risks might arise.

22.4 Permitting and Licensing Delays

enCore possesses all the permits and licenses required to operate the project, and all permits and licenses are active or are in timely renewal. For new mining, PAAs will be issued by the TCEQ. Typically, the regulatory review and approval process is timely; however, if this process were to slow then approval to operate new mine areas might be delayed impacting annual production objectives.

22.5 Social and/or Political

Texas is an industry business-friendly state with low taxes, minimal regulations, large workforce, and considerable infrastructure, making it one of the more favorable mineral development jurisdictions in the United States. The Project does not draw negative attention from environmental NGOs, and individuals in the public. Local communities are supportive of enCore’s activities and the company’s contribution to the local job market, money invested into local goods and services and financial benefits to the local tax base. Texas also has a balanced regulatory philosophy that strives to protect public health and natural resources that are consistent with sustainable economic development.

23.0	RECOMMENDATIONS

The key risk to the Project is with respect to the quantity of mineral resources that can be converted to mineral reserves. As discussed in Section 24, enCore has a substantial mineral resources inventory of Inferred resources and substantial contiguous land holdings that exceeded any another other ISR mining company in the United States. To de-risk the project by increasing the quantity of mineral resources that can be converted to mineral reserves it is recommended that enCore mitigate risk to ensure a profitable and successful project by:

●	In addition to wellfield development, expand drilling campaigns to develop previously identified mineralization and to identify new mineralization,

●	Drill 100-hole program using following cost per hole of $7,026, for total program cost of $0.7 M (Table 23.1).

Table 23.1: Drilling Costs

Item	Quantity	Unit Cost	Total

Drilling	550	$8.00	$4,400

Muds & Polymers	550	$0.67	$369

Cement Service	1	$300.00	$300

Cement	1	$600.00	$600

Drill Bits & Underream Blades	1	$150.00	$150

Dirt Work & Reclamation	1	$300.00	$300

Washout	550	$1.65	$908

			$7,026

●	Drill at least one core hole in any new PAAs to confirm deposit mineralogy, the state of uranium secular equilibrium, and uranium content. Coring is estimated to cost $30 K per hole.

24.0	REFERENCES

BRS Engineering, 2023. Technical Report Summary for the Alta Mesa Uranium Project, Brooks and Jim Hogg Counties, Texas, USA, National Instrument 43 101, Technical Report, January 19, 2023.

CIM Council, 2003. Estimation of Mineral Resources and Mineral Reserves, Best Practice Guidelines, adopted November 23, 2003.

Finch, W.I., 1996. Uranium Provinces of North America - Their Definition, Distribution and Models. U.S. Geological Survey Bulletin 2141, 24 p.

Neuman, S.P. and Witherspoon, P.A., 1972. Field Determination of the Hydraulic Properties of Leaky Multiple Aquifer Systems, Water Resources Research, Vol. 8, No. 5, pp. 1284-1298, October 1972.

TradeTech, 2023. Uranium Market Study Issue 4.

U.S. Energy Information Administration, 2023. Domestic Uranium Production Report (2009-23), Table 9.

U.S. Nuclear Regulatory Commission, 2009. Generic Environmental Impact Statement for In-Situ Leach Uranium Milling Facilities, NUREG-1910, Volumes 1 and 2, May 2009.

Beahm, Douglas L, BRS Engineering Inc., “Alta Mesa Uranium Project Technical Report, Mineral Resources and Exploration Target, National Instrument 43-101, Brooks and Jim Hogg Counties, Texas, USA”, June 1, 2014, prepared on behalf of Mesteña Uranium LLC.

Beahm, Douglas L, BRS Engineering Inc., “Alta Mesa Uranium Project, Alta Mesa and Mesteña Grande Mineral resources and Exploration Target, Technical Report National 43-101” and with an effective date of the report of July 19, 2016, prepared by BRS Inc., on behalf of Energy Fuels Inc.

Beahm, Douglas L, BRS Engineering Inc., “Alta Mesa Uranium Project, Brooks and Jim Hogg counties, Texas, USA” which has an effective date of December 31, 2021, prepared by BRS Inc. and Energy Fuels Inc. as a non-independent report on behalf of Energy Fuels Inc.

Collins, J. and H. Talbot, U2007 Conference, Corpus Christi, Presented by Mesteña Uranium LLC

Hosman, R.L., and Weiss, J.S.,1991, Geohydrologic units of the Mississippi Embayment and Texas Coastal uplands aquifer systems, South Central United State-regional aquifer system analysis- Gulf Coastal Plain: U.S. Geological Survey Professional Paper 1416-B, 1996.

Brogdon, L.D., C.A. Jones, and J.V Quick, “Uranium favorability by lithofacies analysis, Oakville and Goliad Formations, South Texas: Gulf Coast Association of Geological Societies, 1977.

Smith, G. E., W. E. Galloway, and C. D. Henry, Regional hydrodynamics and hydrochemistry of the uranium-bearing Oakville Aquifer (Miocene) of South Texas: The University of Texas at Austin, Bureau of Economic Geology Report of Investigations No. 124, 1982.

Galloway, W. E., Epigenetic zonation and fluid flow history of uranium-bearing fluvial aquifer systems, south Texas uranium province: The University of Texas at Austin, Bureau of Economic Geology Report of Investigations No. 119, 1982.

Galloway, W. E., Catahoula Formation of the Texas coastal plain: depositional systems, composition, structural development, ground-water flow history, and uranium deposition: The University of Texas at Austin, Bureau of Economic Geology Report of Investigations No. 87, 1977.

Galloway, W. E., R. J. Finley, and C. D. Henry, South Texas uranium province geologic perspective: The University of Texas at Austin, Bureau of Economic Geology Guidebook No. 18, 1979.

McBride, E. F., W. L. Lindemann, and P. S. Freeman, Lithology and petrology of the Gueydan (Catahoula) Formation in south Texas: The University of Texas at Austin, Bureau of Economic Geology Report of Investigations No. 63, 1968.

Eargle, D. H., Stratigraphy of Jackson Group (Eocene), South-Central, Texas: American Association of Petroleum Geologists Bulletin, 43, 1959.

Fisher, W. L., C. V. Proctor, W. E. Galloway, and J. S. Nagle, Depositional systems in the Jackson Group of Texas-Their relationship to oil, gas, and uranium: Gulf Coast Association of Geological Societies Transactions, 20, 1970.

Kreitler, C. W., T. J. Jackson, P. W. Dickerson, and J. G. Blount, Hydrogeology and hydrochemistry of the Falls City uranium mine tailings remedial action project, Karnes County, Texas: The University of Texas at Austin, Bureau of Economic Geology, prepared for the Texas Department of Health under agreement No IAC(92-93)-0389, September, 1992.

De Voto, R. H. “Uranium Geology and Exploration” Colorado School of Mines, 1978.

Finch, W. I., Uranium provinces of North America—their definition, distribution, and models: U.S. Geological Survey Bulletin 2141, 1996.

Finch, W. I. and Davis, J. F., “Sandstone Type Uranium Deposits – An Introduction” in Geological Environments of Sandstone-Type Uranium Deposits Technical Document, Vienna: IAEA, 1985.

Granger, H. C., Warren, C. G., “Zoning in the Altered Tongue Associated with Roll-Type Uranium Deposits” in Formation of Uranium Ore Deposits, Sedimentary Basins and Sandston-Type Deposits, IAEA, 1974.

IAEA, “World Distribution of Uranium Deposits (UDEPO) with Uranium Deposit Classification” 2009 Edition, Vienna: IAEA, 2009.

Nicot, J. P., et al, “Geological and Geographical Attributes of the South Texas Uranium Province”, Prepared for the Texas Commission on Environmental Quality, Bureau of Economic Geology, April, 2010.

United States Nuclear Regulatory Commission Office of Federal and State Materials and Environmental Management Programs Wyoming Department of Environmental Quality Land Quality Division, NUREG-1910 Generic Environmental Impact Statement for In-Situ Leach Uranium Milling Facilities. Final Report Manuscript Completed and Published: May 2009.

McKay, A. D. et al, “Resource Estimates for In Situ Leach Uranium Projects and Reporting Under the JORC Code”, Bulletin November/December 2007.

Mesteña Uranium, LLC, Radioactive Material License (RML)Application, 2000.

Stoeser, D.B., Shock, Nancy, Green, G.N., Dumonceaux, G. M., and Heran, W.D., in press, A Digital Geologic Map Database for the State of Texas: U.S. Geological Survey Data Series.

US Securities and Exchange Commission, 17 CFR Parts 229, 230, 239 and 249, Modernization of Property Disclosures for Mining Registrants.

TradeTech, Uranium Market Study.

Unpublished Reports:

Goranson, P., Mesteña Uranium LLC, Internal Memorandum Re: Review of Reserve Estimates, July 2007.

Personal Communication Goranson, P., enCore Energy Corp. , Alta Mesa Wellfield Economics, January 2023.

Web Sites:

Texas Monthly Magazine: https://www.texasmonthly.com/articles/the-biggest-ranches/

Texas State Historical Association- Handbook of Texas: https://www.tshaonline.org/handbook/entries/mineral-rights-and-royalties

United States Nuclear Regulatory Commission-Nuclear Materials: https://www.nrc.gov/materials/uranium-recovery/extraction-methods/isl-recovery-facilities.html

25.0	RELIANCE ON INFORMATION PROVIDED BY THE REGISTRANT

The QP has relied upon information provided by enCore regarding, legal, environmental and tax matters relevant to the technical report, as noted in Table 25.1.

Table 25.1: Reliance on Other Experts

Source	Category	Document	Section

Paul Goranson (enCore Chief Executive Officer)	Legal	Amended and Restated Uranium Solution Mining Lease, June 16, 2016.	4.3.1 Amended and Restated Uranium Solution Mining Lease including royalties

		Amended and Restated Uranium Testing and Lease Option Agreement, June 16, 2016.	4.3.2 discussion of Amended and Restated Uranium Testing Permit and Lease Option Agreement including royalties

		Membership Interest Purchase Agreement, 2004.	4.4 discussion of surface rights

Peter Luthiger (enCore Chief Operating Officer)	Environmental	U.S. NRC Generic Environmental Impact Statement for In Situ Leach Uranium Milling Facilities, 2009.	20.1 discussion of environmental studies and potential impacts

		RML Surety Details, 2024. Class III P&A Details, 2024. WDW 365 & 366 Closure Cost	20.5 discussion of project closure

Shelly Simpson (enCore Projects & Tax Lead)	Taxes	Estimation Valuation Report, December 20, 2023. Fixed asset and refurbishment schedules, September 2024.	22.2 discussion of taxes, royalties and other interests

26.0	DATE, SIGNATURE AND CERTIFICATION

This S-K 1300 Technical Report Summary titled “Alta Mesa Uranium Project, Brooks County, Texas, USA” dated February 19, 2025, with an effective date of December 31, 2024, was prepared and signed by SOLA Project Services, LLC. SOLA is an independent, third-party consulting company and certify that by education, professional registration, and relevant work experience, SOLA’s professionals fulfill the requirements to be a “qualified person” for the purposes of S-K 1300 reporting.

(“Signed and Sealed”) SOLA Project Services, LLC.

February 19, 2025
/s/ Stuart Bryan Soliz
Stuart Bryan Soliz | Principal
Wyoming Board of Professional Geologists License Number PG-3775
Society for Mining, Metallurgy, & Exploration Registered Member Number 4068645

4912 Stoneridge Way
Casper, Wyoming 82601
United States of America